Exhibit 2.1

Agreement

relating to the sale and purchase of the whole of the remaining issued share capital of Aspace Solutions Limited

(1)	The persons listed in schedule 1

(2)	Activcard Corp.

Dated 21 December 2004

Osborne Clarke	Barcelona Brescia Bristol Brussels Cologne Copenhagen Helsinki London Madrid Milan Paris Rome Rotterdam St. Petersburg Silicon Valley Tallinn Thames Valley

One London Wall
London
EC2Y 5EB
Telephone +44 (0) 20 7105 7000
Facsimile +44 (0) 20 7105 7005
AJB/JAJ/SPA - Aspace Solutions Ltd _ Activcard v11.DOC

Contents

1.	Definitions and interpretation	1
2.	Sale and purchase	9
3.	Consideration	11
4.	Completion	13
5.	Release of Guarantees	15
6.	Post completion matters	15
7.	Warranties	16
8.	Tax Covenant	16
9.	Purchaser's remedies	16
10.	Limitations on liability	17
11.	Conduct of Non-Tax Claims	17
12.	Indemnities	19
13.	Protection of Goodwill	19
14.	General	21
15.	Announcements	24
16.	Costs and expenses	24
17.	Notices	25
18.	Warrantors' Representative	26
19.	Governing law and jurisdiction	26
Schedule 1		27
Details of the Vendors and Shares		27
Schedule 2 – Part 1		31
(The Company)		31
Schedule 2 – Part 2		32
(The Properties)		32
Schedule 3		33
(Non-Tax Warranties)		33
Schedule 4		55
(Limitations on liability)		55
Schedule 5		62
Tax Schedule		62
Part 1 - Definitions and interpretation		62
1.	Definitions and interpretation	62
Part 2 - Tax Warranties and Undertakings		65
2.	Tax Warranties	65
3.	Warrantors Stamp duty, stamp duty land tax and stamp duty reserve tax	71
Part 3 - Covenants to and from the Purchaser		72
4.	Covenant for Taxation	72
5.	Limitations on liability	75
6.	Repayment	77
7.	Over-provision and Reliefs	77
8.	Claims Procedure	78
9.	Tax Returns	79
10.	Covenant to Warrantors	80
Schedule 6		81
(Completion requirements)		81
Schedule 7		83

Purchaser's Warranties	83
Schedule 8	86
Company's “Pipeline” Contacts	86
Schedule 9	87
Patents Summary	87

Documents in agreed form:

Disclosure Letter

Letters of resignation of Julian Lovelock, Colin Fisher and Paul Ryder

Letter of non-crystallisation

Deed of Termination

Board minutes

Escrow Agreement

Prague Deed of Release

Deeds of amendment to service agreements

Deeds of IP Assignment

Exhibits

1.	Consideration Allocation Schedule
2.	Bank Condition

This Agreement is made on 21 December 2004

Between:

(1)	The persons whose names and addresses are set out in schedule 1 (the “Vendors”); and

(2)	Activcard Corp. (registered in Delaware, USA) whose registered address is at 6623 Dumbarton Circle, Fremont, California 94555, USA (the “Purchaser”).

Background:

(A)	The Purchaser currently holds 53,213 Ordinary Shares and 6,197 A Ordinary Shares in the capital of the Company.

(B)	The Vendors have agreed to sell and the Purchaser has agreed to purchase all remaining issued shares in the capital of the Company on the terms and conditions set out in this Agreement.

This Agreement witnesses as follows:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words shall have the following meanings:

“Accounts” means the audited balance sheet as at the Accounts Date and the audited profit and loss account for the financial period ended on the Accounts Date of the Company, including all documents required by law to be annexed to them.

“Accounts Date” means 30 September 2004.

“Act” means the Companies Act 1985.

“Agreement” means this agreement executed as a deed (including any schedule or annexure to it which shall have the same force and effect as if set out in the body of this Agreement).

“A Shares” means the “A” shares of £0.01 each in the capital of the Company.

“Bank Cash Consideration” means the total sum of £1,500,000 payable to the Vendors in the event of fulfilment of the Bank Condition.

“Bank Condition” means the condition set out in Exhibit 2 to this Agreement.

“Bank Consideration” means the Bank Cash Consideration and the Bank Consideration Shares.

“Bank Consideration Shares” means the total of 347,660 Restricted Shares to be allotted to the Vendors in the event of fulfilment of the Bank Condition.

“Business Day” means a day (other than a Saturday or a Sunday) on which clearing banks are open for business in the City of London.

“Cash Consideration” means the Initial Cash Consideration, the Bank Cash Consideration and the IBM Cash Consideration.

“CIB” means CIB Partners Limited of 4 London Wall Buildings, London EC2M 5NT.

“Claim” means a Warranty Claim or a claim by the Purchaser against a Vendor under Clause 2.5 or a claim by the Purchaser against Warrantors under the Tax Covenant or the Indemnities (as the case may be).

“Client” means any person to whom or which the Company shall at any time during the twelve (12) month period prior to the Relevant Date have provided Restricted Business.

“Company” means Aspace Solutions Limited, details of which are set out in Part 1 of Schedule 2.

“Completion” means the completion of the sale and purchase of the Shares under this Agreement.

“Conditions” means those matters set out in sub-clause 2.1 and “Condition” shall mean any of them.

“Consideration” means the Cash Consideration and the Consideration Shares.

“Consideration Shares” means the Initial Consideration Shares, the Bank Consideration Shares and the IBM Consideration Shares.

“Covenantor” means Steven Keohane, Paul Ryder, Julian Lovelock and William Tompkins.

“Deed of Termination” means the agreement in the agreed form to be entered into between Steve Keohane, Paul Ryder, Julian Lovelock, the Purchaser and the Company at Completion relating to the termination of the investment agreement (save as otherwise provided therein) between those parties dated 31 July 2003

“Deeds of Amendment” means the deeds of amendment to their service agreements to be entered into between the Company and each of Paul Ryder, Julian Lovelock, Stephen Keohane and William Tompkins in the agreed form prior to Completion.

“Deferred Consideration” means the IBM Consideration and the Bank Consideration.

“Disclosed” means fairly disclosed to the Purchaser expressly for the purposes of this Agreement in the Disclosure Letter.

“Disclosure Letter” means the letter of the same date as this Agreement in the agreed form from the Warrantors to the Purchaser and delivered to the Purchaser’s Solicitors immediately prior to the execution of this Agreement, together with any attachments, disclosing matters that are exceptions to the Warranties.

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, or any other security agreement or arrangement, or any agreement to create any of the above.

“Escrow Agent” means Osborne Clarke of One London Wall, London EC2Y 5EB.

“Escrow Agreement” means the agreement between the parties hereto and the Escrow Agent of even date herewith.

“Former GPP” means the group personal pension scheme previously provided for employees of the Company by Clerical Medical.

“GPP” means the group personal pension scheme provided by Scottish Equitable;

“Group Companies” or “Group” means the Purchaser, the Company and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Purchaser or such companies as defined in sections 736, 736A, 258 and 259 of the Act and “Group Company” means any of them.

“Guarantee” means any guarantee, suretyship, indemnity, bonding liability or similar contingent liability given or undertaken by a person to secure or support the obligations of any third party.

“IBM” means IBM United Kingdom Financial Services Limited of PO Box 41, North Harbour, Portsmouth, Hants PO6 3AU.

“IBM Cash Consideration” means the total sum of £1,000,000 payable to the Vendors in the event of fulfilment of the IBM Condition.

“IBM Condition” means the receipt on or before 31 January 2005 by the Purchaser of both of the following:

(a)	written confirmation from IBM that they have entered into the “IBM ISV Teaming Agreement – PartnerWorld Industry Network for Banking” with the Company (together with a copy of such signed agreement); and

(b)	certification from the Company that the following Teaming Agreement responsibilities have been fulfilled:

(i)	sales and marketing activities will be led with enabled IBM technology and Aspace product (4TRESS); and

(ii)	Aspace product has been enabled to one IBM hardware platform and two IBM middleware products from Tivoli Access Manager, Tivoli Identity Manager, DB2 or WebSphere to a minimum proof of concept stage; and

(iii)	agreement to maintain 4TRESS on the technically current IBM AIX platform; and

(iv)	delivery to IBM of “Product Requirements Document – Ready for IBM Tivoli Software Integration” Certification of 4TRESS as “Tivoli Ready”.

“IBM Consideration” means the IBM Cash Consideration and the IBM Consideration Shares.

“IBM Consideration Shares” means the total of 231,773 Restricted Shares to be allotted to the Vendors in the event of fulfilment of the IBM Condition.

“Indemnities” means the indemnities set out in clause 12.

“Initial Cash Consideration” means the total sum of £2,500,000 payable to the Vendors at Completion.

“Initial Consideration”means the Initial Cash Consideration and the Initial Consideration Shares.

“Initial Consideration Shares” means the total of 579,433 Restricted Shares to be allotted to the Vendors at Completion.

“Intellectual Property” means patents, trade marks or names whether or not registered or capable of registration, registered designs, design rights, domain names, copyrights, database rights, the right to apply for and applications for any of the preceding items, together with the rights in inventions, processes, software, or any process or other similar right or asset capable of protection enjoyed, owned, used or licensed by the Company.

“Intellectual Property Assignments” means the deeds of such description entered into between the Company and each of Paul Ryder, Stephen Keohane and Julian Lovelock on or around the date hereof.

“Know How” means all trade secrets, know how, business secrets and confidential information relating to the Intellectual Property.

“Life Assurance Scheme” means the group life assurance scheme with Canada Life which provides a lump sum benefit of 4 times basic annual salary in the event of an employee’s death in service.

“Management Accounts” means the unaudited monthly management accounts of the Company comprising the balance sheet and the profit and loss account for each month ending after the Accounts Date to 30 November 2004.

“Non-Tax Claim” means any Claim which is not a Tax Claim (as defined in the Tax Schedule).

“Non-Tax Warranties” means the warranties set out in schedule 3.

“notice” includes any notice, demand, consent or other communication.

“Open Source Materials” means any publicly available software or material that contains or is derived from, or is distributed or licensed:

(a)	as free, libre or open source software;

(b)	under a licensing or distribution arrangement that requires, as a condition of use, modification and/or distribution of such software or material, that other software incorporated into, derived from or distributed with such software or material be:

(i)	disclosed or distributed in source code form;

(ii)	licensed for the purpose of making derivative works; or

(iii)	redistributable at no charge; or

(c)	under a licensing or distribution arrangement similar to (a) or (b) including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License, the Artistic License, the Netscape Public License, the Apache License and the Sun Community Source License (SCSL) and the Sun Industry Standards License (SISL).

“Ordinary Shares” means ordinary shares of £0.01 each in the capital of the Company.

“Pension Schemes” means the GPP, the Former GPP and the Life Assurance Scheme.

“Policies” means all insurance policies maintained by the Company at the date of this Agreement and “Policy” means any of them.

“Potential Claim” bears the meaning set out in clause 11.1.

“Prague Charge” means the agreement of that description between Prague Corporation and the Prague Chargors dated 9 July 2004.

“Prague Chargors” means Paul Ryder, Julian Lovelock and Stephen Keohane.

“Prague Charge Monies” means the sum of £250,000 remitted by the Purchaser directly to the client account of Prague’s Solicitors immediately prior to the signature of this Agreement in discharge of the obligations of the Prague Chargors pursuant to the Prague Charge (which sum shall be deducted from the Initial Cash Consideration paid to the Vendors).

“Prague Corporation” means the entity of that name having its registered office at Lake Building, Wickhams Cay, Road Town, Tortola, British Virgin Islands.

“Prague Loan” means the secured loan in the principal amount of £500,000 advanced to the Company by Prague Corporation pursuant to a loan agreement between them dated 9 July 2004.

“Prague’s Solicitors” means Howard Kennedy of 19 Cavendish Square, London W1A 2AW.

“Properties” means the contracted serviced office space of the Company and the tenancy of the Company, short particulars of which are set out in Part 2 of schedule 2 and the “Property” means any of them.

“Prospective Client” means any person who or which was at any time during the 12 month period prior to the Relevant Date in material negotiations with the Company for the provision of any Restricted Business and with whom the relevant Key Employee and/or Warrantor personally dealt or for whose business the relevant Key Employee and/or Warrantor had overall responsibility (and for the avoidance of doubt all “pipeline” contacts of the Company set out at schedule 8 shall for these purposes be regarded as “Prospective Clients”).

“Purchaser’s UK Solicitors” means Osborne Clarke of One London Wall, London EC2Y 5EB.

“Purchaser’s Warranties” means the Warranties set out in Schedule 8 and each of them.

“Regulation S” means Regulation S as forming part of and as defined in the Securities Act.

“Relevant Date” means Completion.

“Restricted Business” means the business of developing and marketing authentication and authorisation software as carried on by the Company in the Territory during the 12 month period prior to the Relevant Date.

“Restricted Period” means the period commencing on Completion and ending two years from the Relevant Date.

“Restricted Shares” means a total of 1,158,866 shares of common stock of par value $0.001 in the capital of the Purchaser receivable by the Vendors pursuant to this Agreement.

“Securities Act” means The Securities Act of 1933 (as in force at the live date of this Agreement) of the United States of America.

“Senior Employee” means any person who is or was during the 12 month period prior to the Relevant Date employed by the Company in a senior managerial, sales, marketing, senior customer advisory or senior customer-facing capacity or who was a consultant to or a director of the Company or any person who was so employed or retained by the Company in each case whose fees and/or emoluments exceed £40,000 per annum at the relevant time and was a person with whom the relevant Covenantor personally dealt during the 12 months prior to the Relevant Date.

“Shares” means all issued shares in the capital of the Company not already owned by the Purchaser, being 55,385 Ordinary Shares and 6,450 “A” Ordinary Shares held by the Vendors in the proportions shown in Schedule 1.

“Tax Covenant” means the covenant given by the Warrantors under Part 3 of the Tax Schedule.

“Tax Schedule” means the provisions of schedule 5 of this Agreement.

“Tax Warranties” means the warranties set out in Part 2 of the Tax Schedule and each of them.

“Territory” means the United Kingdom, Europe, Australia, Canada and the United States of America.

“Warrantor Associate” shall have the meaning given to it in the Tax Schedule.

“Vendors’ Solicitors” means Maclay Murray and Spens of 10 Foster Lane, London EC2V 6HR.

“Warranties” means the Non-Tax Warranties and the Tax Warranties, and “Warranty” means any one of them.

“Warrantors” means Steven Keohane, Paul Ryder, Julian Lovelock, Colin Fisher and William Tompkins.

“Warrantors’ Percentage” means in relation to each Warrantor, that percentage shown against his name in clause 5.1 of Schedule 4.

“Warrantors’ Representative” means Steven Keohane or such other person as the majority of the Warrantors may notify the Purchaser in writing from time to time.

“Warranty Claim” means a claim by the Purchaser against the Warrantors for breach of any of the Warranties.

“Working Time Regulations” means the Working Time Regulations 1998 (SI No 1833).

1.2	In this Agreement, unless the context otherwise requires:

(a)	words defined in paragraph 1 of the Tax Schedule shall bear the same meaning in this Agreement.

(b)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(c)	a reference to a statute or statutory provision includes:

(i)	any subordinate legislation (as defined in section 21(1) of the Interpretation Act 1978) made under it;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it except to the extent that it would create or increase the liability of any party under this Agreement;

(d)	a reference to:

(i)	any “party” means any party to this Agreement as set out at the head of page 1 (and “parties” means all of the parties to this Agreement) and includes its successors in title and permitted assigns;

(ii)	a “person” includes any individual, firm, corporation, body corporate, association or partnership, trust, unincorporated organisation, employee representative body, government or state or agency or department thereof, executors administrators or successors in title (whether or not having a separate legal personality);

(iii)	clauses and schedules and annexures are to clauses and schedules and annexures of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

(iv)	any provision of this Agreement is to that provision as amended in accordance with the terms of this Agreement;

(v)	any document being “in the agreed form” means in a form which has been agreed by the parties on or before the date of this Agreement and for identification purposes signed by them or on their behalf by their solicitors;

(vi)	an obligation due from all or any of the Vendors to the Purchaser including a reference to “indemnify”, “indemnified” or words to that effect in relation to a particular circumstance:

(A)	shall be an obligation by the Vendors as applicable to pay to the Purchaser on a pound for pound basis a sum equal to all losses, claims, liabilities, damages and demands suffered and all costs and expenses (whether in each case they be actual or contingent and whether the party has discharged them or not) reasonably and properly incurred by the Purchaser and/or the Group arising out of that circumstance; and

(B)	shall include such additional amount as is necessary so as to ensure that the net receipt to the Purchaser shall be free of the effects of any deduction in relation to Taxation; and

(C)	is without prejudice to any other rights and remedies the Purchaser has under this Agreement;

(vii)	“writing” shall not, for the avoidance of doubt, include e-mail or any other form of electronic communication, other than facsimile where explicitly stated; and

(e)	except as set out in sub-clause 1.1 and 1.2, terms defined in the Act have the meanings attributed to them by that Act.;

(f)	“sterling” and the sign “£” means pounds sterling in the currency of the United Kingdom and “dollars” and the signs “$” or “US$” means dollars in the currency of the United States of America;

(g)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(h)	general words shall not be given a restrictive meaning:

(i)	if they are introduced by the word “other” or “including” or similar words by reason of the fact that they are preceded by words indicating a particular class of act, matter or thing.

(ii)	by reason of the fact that they are followed by particular examples intended to be embraced by those general words; and

(i)	where any statement is qualified by the expression “so far as the Warrantors are aware” or “to the best of the Warrantors’ knowledge and belief” or any similar expression it shall be deemed to include an additional statement that it has been made after due and careful enquiry of all relevant persons including but not limited to all relevant employees of the Company and the solicitors, accountants and other professional advisors of (and consultants to) the Company as it would be reasonable in the circumstances to expect the Warrantors to have made enquiry of with respect to any particular Warranty, having regard to the subject matter of such Warranty and the need to keep the subject matter of this Agreement confidential during its negotiation.

2.	Sale and purchase

2.1	Subject to the terms and conditions of this Agreement, the Vendors shall sell and the Purchaser shall purchase the Shares with effect from the date of this Agreement.

2.2	The Shares shall be sold with the benefit of all rights attaching to or accruing to them as at the date of this Agreement including all dividends and distributions declared, paid or made by the Company on or after the date of this Agreement.

2.3	The Purchaser shall not be obliged to complete the purchase unless the sale and purchase of all the Shares is completed simultaneously.

2.4	Each of the Vendors hereby irrevocably and unconditionally waives all rights of pre-emption or similar rights over any of the Shares conferred on him by either the articles of association of the Company or in any other way.

2.5	Each Vendor severally warrants to the Purchaser in relation to himself that:

(a)	he is the sole legal and beneficial owner of the Shares set out opposite his name in column (2) of Schedule 1 and that he has pursuant to this Agreement the right to transfer such Shares on the terms of this Agreement without the consent of any third party free from any Encumbrance;

(b)	he has the full power and authority to enter into and perform this Agreement and each of the documents to be executed by him and delivered pursuant to this Agreement, each of which constitute valid and binding obligations on him; and

(c)	he is not bankrupt, has not proposed a voluntary arrangement and has not made or proposed any arrangement or composition with his creditors or any class of his creditors.

2.6	Regulation S

Each Vendor acknowledges that the Consideration Shares to be issued pursuant to this Agreement have not been registered under the Securities Act of 1933 (the “Securities Act”) in reliance on an exemption contained in Regulation S promulgated under the Securities Act (“Regulation S”), and that the Purchaser is relying upon the truth and accuracy of the warranties, agreements, acknowledgments and understandings of such Vendor set forth herein in order to determine the applicability of such exemptions and such Vendor’s suitability to acquire the Consideration Shares.

2.7	Non-U.S. Person

Each Vendor warrants that he is not, and at the time of the acquisition of any of the Consideration Shares will not be, a “U.S. person” as defined in Regulation S under the Securities Act. Such Vendor warrants that he is not, and at the time of the acquisition of any of the Consideration Shares will not be, acquiring the Consideration Shares for the benefit of a “U.S. person” as defined in Regulation S under the Securities Act. Upon consummation of the transactions contemplated by this Agreement, such Vendor warrants that he will be the sole beneficial owner of the Consideration Shares issued to him or her pursuant to this Agreement, and such Vendor has not pre-arranged any sale with any purchaser or purchasers in the United States. For the purposes of this Agreement, a “U.S. person” includes, without limitation, any natural person resident in the United States, any partnership or corporation organised or incorporated under the laws of the United States (other than certain branches of non-U.S. banks or insurance companies), any estate of which any executor or administrator is a U.S. person or any trust of which any trustee is a U.S. person (with certain exceptions) any agency or branch of a foreign entity located in the United States, but does not include a natural person not resident in the United States. The “United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

2.8	Outside the U.S.

Each Vendor warrants that he is outside the United States as of the date of the execution and delivery of this Agreement and that he will be outside the United States at the time of purchase and receipt of any of the Consideration Shares as contemplated by this Agreement.

2.9	Limitation on Transfer

Each Vendor understands that the Consideration Shares cannot be offered for sale, sold or otherwise transferred unless in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. Such Vendor warrants that he has no present intention to sell or otherwise transfer the Consideration Shares, except in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. Such Vendor understands that the Purchaser is required, under Rule 903 of Regulation S, to refuse to register the transfer of any of the Consideration Shares to be received by such Vendor pursuant to this Agreement that are not transferred pursuant to a registration statement under the Securities Act, in compliance with Regulation S under the Securities Act or otherwise pursuant to an available exemption from registration.

2.10	None of the covenants set out in sub-clause 2.5 are subject to any qualification whatsoever and no letter, document or other communication shall be deemed to constitute a disclosure against these covenants and the Vendors hereby agree to indemnify and keep indemnified the Purchaser against any breach of such covenants.

2.11	Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to any disposition of the Shares made under or pursuant to this Agreement.

3.	Consideration

3.1	Subject in all events to due operation of the Escrow Agreement, the Consideration shall be up to £10,000,000, to be satisfied as follows:

(a)	at Completion, payment of £5,000,000 satisfied by:

(i)	the payment by the Purchaser to the Vendors of the Initial Cash Consideration (less the Prague Charge Monies which have been paid by the Purchaser on behalf of the Vendors immediately prior to the signature of this Agreement); and

(ii)	the allotment to the Vendors by the Purchaser of the Initial Consideration Shares;

(b)	in the event of fulfilment of the IBM Condition, payment within ten Business Days of such fulfilment of a further £2,000,000 satisfied by:

(i)	the payment by the Purchaser to the Vendors of the IBM Cash Consideration; and

(ii)	the allotment to the Vendors by the Purchaser of the IBM Consideration Shares; and

(c)	in the event of fulfilment of the Bank Condition, payment within thirty days of such fulfilment of a further £3,000,000 satisfied by:

(i)	the payment by the Purchaser to the Vendors of the Bank Cash Consideration; and

(ii)	the allotment to the Vendors by the Purchaser of the Bank Consideration Shares.

3.2	The Consideration shall in all events be apportioned between the Vendors in accordance with the apportionments agreed by the Vendors (which apportionments are fully and correctly set forth in Exhibit 1 hereto) (subject to due deduction of the Prague Charge Monies, which the Vendors acknowledge and agree will reduce on a pro rata basis the Initial Cash Consideration payable to each of them).

3.3	As fully set out in the Escrow Agreement, the Purchaser shall deposit, or procure the deposit, with the Escrow Agent of Cash Consideration and Consideration Shares with an equivalent value of 20% of such element(s) of the Consideration as become payable to the Warrantors. For the avoidance of doubt, the deposit shall be in up to three stages to match the payment of the Consideration under clauses 3.1 and 3.2, whereby 20% of the Consideration payable to the Warrantors at each stage shall be deposited with the Escrow Agent. Subject to due operation of this Agreement and the Escrow Agreement, the cash and shares held in escrow shall otherwise be released directly to the Warrantors by the Escrow Agent on 31 March 2006.

3.4	The Purchaser warrants to the Vendors that each of the Purchaser’s Warranties is true and accurate and not misleading at the date of this Agreement.

3.5	No Short Position

Each Vendor severally covenants with the Purchaser that such Vendor will not, directly or indirectly, or through one or more intermediaries, maintain any short position in violation of Regulation S in the Consideration Shares during the Distribution Compliance Period, as defined in Regulation S.

3.6	No Hedging Transactions

Each Vendor hereby severally agrees and undertakes to the Purchaser not to engage in hedging transactions with regard to the Consideration Shares unless in compliance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

3.7	Limitations on Resale

Each Vendor severally covenants with and undertakes to the Purchaser that he will resell the Consideration Shares only in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act.

3.8	Legends

Each Vendor severally acknowledges and agrees that each certificate representing the Consideration Shares shall be endorsed with the legend set forth below, and such Vendor severally covenants to the Purchaser that, except to the extent such restrictions are waived by the Purchaser, he shall not transfer the securities represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS: (A) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE SECURITIES ACT, (B) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR (C) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, IN EACH CASE ONLY UPON THE DELIVERY OF AN OPINION OF COUNSEL, IN A FORM REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROPOSED TRANSFER IS PERMITTED UNDER THE SECURITIES ACT, UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.”

4.	Completion

4.1	Completion shall take place at the offices of the Purchaser’s UK Solicitors immediately after execution of this Agreement .

4.2	At Completion, the Vendors shall perform their respective obligations under this Agreement and shall deliver to the Purchaser each of the documents as set out in schedule 6.

4.3	When the Vendors have complied with the provisions of sub-clause 4.2, the Purchaser shall:

(a)	pay the Initial Cash Consideration (less the Prague Charge Monies) to the Vendors by telegraphic transfer to the client account of the Vendors’ Solicitors at the Bank of Scotland, account number 00101456, sort code 80-26-23. The Vendors hereby irrevocably authorise the Vendors’ Solicitors to receive all sums due to them under this Agreement and receipt of the Vendors’ Solicitors of such sums will constitute full and valid discharge of the Purchaser;

(b)	acknowledge receipt of the Disclosure Letter, execute the Escrow Agreement and such other documents as are required to be signed or executed by it;

(c)	subject always to the operation of the Escrow Agreement, procure the allotment and issue of the Initial Consideration Shares to the Vendors and as soon as reasonably practicable thereafter:

(i)	procure the entry in the register of members of the Purchaser of the names of the Vendors in respect of the number of Initial Consideration Shares allotted to him; and

(ii)	instruct the Purchaser’s registrars to issue and deliver to the Vendors share certificates in respect of the number of Initial Consideration Shares to be issued to each of the Vendors;

(d)

(i)	as soon as practicable, and in any event within 10 days of Completion, pay to the Inland Revenue the sum of £725,780.15;

(ii)	on Completion, pay the sum of £200,000 to CIB Partners Limited in settlement of their loan arrangement fee;

(iii)	within 10 days of Completion, pay the sum of £38,563.11 to relevant individuals in respect of loans outstanding from directors and employees at Completion;

(iv)	on Completion, remit the sum of £223,268.79 to Lloyds TSB Bank plc to clear the Company’s overdraft and to further remit the balance of Completion funds in the client account of the Purchaser’s Solicitors to provide the Company with additional working capital.

4.4	If any of the requirements of sub-clause 6.2 are not complied with on the date set for Completion under sub-clause 6.1 then the Purchaser may:

(a)	defer Completion with respect to some or all of the Shares to a date not less than seven (7) nor more than twenty-eight (28) days after that date (in which case the provisions of this sub-clause shall also apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable (including, at the Purchaser’s option, completion of the purchase of some only of the Shares) but without prejudice to any other rights which it may have under this Agreement and without waiving any right to sue for breach of this Agreement or the Warranties or claim under the Indemnities or Tax Covenant.

4.5	Each party to this Agreement undertakes to indemnify the others against any loss, expense or damage which they may suffer as a result of any document delivered to it under this clause being unauthorised, invalid or for any other reason ineffective.

4.6	The Warrantors undertake to indemnify the Group against any and all claims which may be made against it by any person who resigns at Completion as a director pursuant to paragraph 4 of schedule 6 and whose claim arises out of his resignation or the termination of his employment and against all costs, charges and expenses incurred by the Group which are incidental to any such claim.

4.7	The Warrantors irrevocably undertake to enter into elections under section 431 Income Tax (Earnings & Pensions) Act 2003 as required by the Purchaser and within the requisite time limits, and further undertake to procure (so far as they are able) that all employees and officeholders acquiring Consideration Shares under this Agreement shall enter into the same.

5.	Release of Guarantees

5.1	The Purchaser shall use all reasonable endeavours on or after Completion (save as referred to in clause 4.3(d) short of actual payment of any monies or the substitution of the guarantee of any person other than the Purchaser or Purchaser Group Company) to procure the release from Completion of the Vendors from any Guarantee given by them for the benefit of the Company (subject to such Guarantees being Disclosed) forthwith upon being notified of its existence or otherwise becoming aware of it. The Purchaser shall indemnify the Vendors against all liability arising in respect of such Guarantees after Completion in respect of it.

5.2	The Warrantors shall on Completion procure the release of the Company from any Guarantee given by the Company in respect of any obligations of any Vendor or Warrantor Associate and shall indemnify the Purchaser against all liability arising after Completion in respect of it and on Completion the Vendors shall be deemed to have irrevocably released the Company from all other liabilities to such Vendor or a Warrantor Associate save as otherwise expressly provided in this Agreement.

6.	Post completion matters

6.1	The Vendors declare that for as long as they remain the registered holders of the Shares after Completion they will:

(a)	hold the Shares and the dividends and any other moneys paid or distributed in respect of them after Completion and all rights arising out of or in connection with them in trust for the Purchaser;

(b)	deal with the Shares and all such dividends, distributions and rights as the Purchaser may direct for the period between Completion and the day on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of the Shares.

6.2	The Vendors irrevocably appoint the Purchaser as their attorney for the purpose of exercising any rights, privileges or duties attaching to the Shares including receiving notices of and attending and voting at all meetings of the members of the Company from Completion to the day on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of the Shares.

6.3	For the purpose of sub-clause 6.2, the Vendors authorise:

(a)	the Company to send any notices in respect of their shareholdings to the Purchaser; and

(b)	the Purchaser to complete and return forms of proxy, consents to short notice, written resolutions and any other document required to be signed by the Purchaser as a member of the Company.

6.4	The Purchaser undertakes that following Completion it will use all reasonable efforts to assist the Company and/or its employees or directors in their respective efforts to satisfy the IBM Condition and the Bank Condition.

7.	Warranties

7.1	The Warrantors warrant to the Purchaser that each of the Warranties is true and accurate and not misleading at the date of this Agreement.

7.2	The Warrantors acknowledge that they give the Warranties with the intention of inducing the Purchaser to enter into this Agreement and that the Purchaser does so in reliance on the Warranties.

7.3	Each of the Warranties is a separate and independent Warranty and shall not be limited by reference to any other Warranty or anything in this Agreement (save to the extent expressly provided to the contrary in schedule 4 or paragraph 6 of the Tax Schedule).

8.	Tax Covenant

The Warrantors covenant to the Purchaser in the terms of the Tax Covenant as set out in the Tax Schedule.

9.	Purchaser’s remedies

9.1	Each of the Warrantors undertake to disclose in writing to the Purchaser anything which is or may constitute a Claim or which is inconsistent with the contents of the Disclosure Letter directly it comes to the notice of any of them either before, at the time of, or after Completion.

9.2	The rights and remedies of the Purchaser in respect of any breach of the Warranties or the Indemnities or the Tax Covenant shall not be affected by Completion or (save as otherwise provided herein) by any investigation made, or which could have been made, by it or on its behalf into the affairs of the Company.

9.3	If any Claim is made, no Vendor shall make any claim against the Company or any director or employee of the Company on whom he may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter. This sub-clause shall not preclude any Vendor from claiming against any other Vendor under any right of contribution or indemnity to which he may be entitled.

9.4	Any amount paid by the Warrantors to the Purchaser in respect of any of the provisions of this Agreement shall be treated as paid to the Purchaser by way of pro rata reduction in the Consideration.

10.	Limitations on liability

The liability of the Warrantors in respect of any Claim as provided shall be limited as provided in schedule 4 but provided always that notwithstanding any other provision in this Agreement, the provisions of this clause 10 and schedule 4 and Part 4 of the Tax Schedule shall not apply to any Claim made against the Warrantors in the case of any fraud or dishonesty or any wilful misstatement or any wilful omission on the part of any of the Warrantors or their advisers.

11.	Conduct of Non-Tax Claims

11.1	The Purchaser shall notify the Warrantors’ Representative promptly and in any event within 30 days in writing upon becoming aware of:

(a)	any claim made against it by a third party which may give rise to a Claim;

(b)	any claim any Group Company is entitled to bring against a third party which claim is based on circumstances which may give rise to a Claim;

(c)	any other fact, matter or other circumstance whereby the Warrantors are (in the opinion of the Purchaser) reasonably likely to be liable to make payment under or by virtue of the Warranties or the Tax Covenant or the Indemnities

(such fact, matter or other circumstance being referred to in this Clause 11 as a “Potential Claim”). The Purchaser shall consult with the Warrantors’ Representative with respect to any possible mitigating action or defence to the matter giving rise to the Potential Claim or any possible right of recovery against a third party in respect of such matter. Save in respect of a Potential Claim relating to the Company’s customers, prospective customers, Intellectual Property or any other matter which in the opinion of the Purchaser (acting reasonably) is fundamental to the Company’s business the Purchaser shall automatically invite the Warrantors’ Representative to take conduct of the Potential Claim (and for the avoidance of doubt the Purchaser may elect to invite the Warrantors’ Representative to take conduct of any Potential Claim) in which case the provisions of clauses 11.3 and 11.4 shall apply.

11.2	In the event that the Purchaser shall not have invited the Warrantors’ Representative to take conduct of the Potential Claim, the Purchaser shall procure that the conduct, negotiation, settlement or litigation of such Potential Claim is, so far as is reasonably practicable, carried out in accordance with the wishes of the Warrantors’ Representative and at the cost of the Warrantors subject to the Warrantors’ Representative giving timely instructions to the Purchaser and the Warrantors providing reasonable security for 51% of any costs and expenses which might be incurred by the Purchaser or the Group and provided that nothing in this clause 11 shall oblige the Purchaser to take any action which could reasonably be considered to be detrimental to the business, trading relationships or reputation of the Group.

11.3	In the event that the Warrantors’ Representative elects to take conduct of a Potential Claim following an invitation by the Purchaser pursuant to clause 11.1 above, subject in each case to the relevant Group Company being indemnified to its reasonable satisfaction by the Warrantors against fifty one per cent of all costs and disbursements incurred by the Company in taking such action, the Purchaser shall procure that the relevant Group Company shall take such action as is requested by the Warrantors’ Representative in terms of this Clause 11 and the Purchaser shall, and shall procure that the Group Company shall, give the Warrantors’ Representative all and any assistance which he may reasonably request in relation to such matter, including instructing such professional advisers as the Warrantors’ Representative may nominate to act for the Group Company, to the intent that the conduct of the Potential Claim shall be controlled by the Warrantors. The Warrantors’ Representative shall ensure that the Purchaser is kept promptly informed of any actual or proposed developments in the Potential Claim which are or may reasonably be considered to be material, including providing the Purchaser with copies of all material correspondence and documentation relating to the Potential Claim. Any decision of the Warrantors not to exercise their rights through the Warrantors’ Representative under this Clause 11.3 shall not prejudice their rights under this Agreement whether in respect of the Potential Claim in relation to which the decision relates or any future Warranty claims or claims under the Tax Covenant or the Indemnities.

11.4	Following election by the Warrantors’ Representative after an invitation by the Purchaser to take conduct of any matter under Clause 11.1, the Purchaser shall, and shall procure that each relevant member of the Group shall, preserve all documents, records, correspondence, accounts and other information whatsoever which may reasonably be regarded as relevant to that Potential Claim which it has in its possession at the date of notification of the Potential Claim under Clause 11.1 or which subsequently comes into its possession. Following notification of any matter to the Warrantors’ Representative and/or the making available of information under Clause 11.6, the Purchaser, and shall procure that each relevant member of the Purchaser’s Group, shall pass to the Warrantors’ Representative any further particulars, documents or information which it receives from any third party in connection with the Potential Claim as soon as reasonably practicable after it receives the same.

11.5	The Purchaser shall not be liable for any delay in giving any notice under sub-clause 11.1 and shall not by reason of such delay be precluded from bringing any Claim against the Warrantors.

11.6	Subject to the prior entering into of reasonable confidentiality obligations by the Warrantors and their professional advisers, as soon as reasonably practicable and in any event sufficiently ahead of any time limit within which action must be taken or any appeal must be made so as not to prejudice the Warrantors’ ability to consider their position and to exercise their rights under this Clause 11, the Purchaser shall provide and shall procure that the Group provides to the Warrantors and the Warrantors’ professional advisers reasonable access to premises and personnel and to any relevant assets, information documents and records within their power, possession or control for the purpose of investigating any Claim and enabling the Warrantors’ Representative to take the actions referred to in sub-clauses 11.2 or 11.3 and shall allow the Warrantors and their advisers to take copies of any relevant documents or records at their expense.

1.7	The provisions of paragraph 8 of Schedule 5 shall apply to any Potential Claim which relates to Taxation and save for any reference to time limits in paragraphs 8.1 and 8.2 and to paragraph 8.3 of that Schedule, where there is any conflict between them this clause 11 shall take precedence.

12.	Indemnities

12.1	The Warrantors irrevocably undertake to indemnify and keep indemnified the Purchaser against 51% of:

(a)	all liabilities, losses, demands, damages, costs, claims and expenses (including without limitation all reasonable legal and other professional costs) incurred or suffered and payable by the Company in connection with the Company’s participation in the Former GPP including, without limitation, in relation to any failure to pay contributions and premiums which are payable by the Company in respect of it (including all contributions due from the employees as members of it), in accordance with all applicable laws or requirements including, without limitation, the Personal Pension Schemes (Payments by Employers) Regulations 2000 (SI 2000/2692);

(b)	all liabilities, losses, costs, damages, liability, claims, demands and reasonable expenses incurred or suffered by the Company which arises as a result of a breach of one or more of the warranties set out in clauses 25.3(d), 25.5 and 25.8 (subject to the provisions in Warranty 25.14) relating to the patents identified in the document titled ‘Patent Search’ (as appended to this Agreement at Schedule 9) and their US equivalents (“the Patents”). The Warrantors confirm that the actual or imputed knowledge relating to the Patents) of the Purchaser shall not affect its ability to enforce its rights pursuant to this clause 12.1(b). All claims in respect of this indemnity shall be handled in accordance with clause 11 of this Agreement (acknowledging always the Purchaser’s right to take conduct of certain matters relating to Intellectual Property if it so wishes) and shall be subject to the following additional provisions: -

(a)	The Purchaser shall keep the Warrantors and their insurers fully informed at all times and consult with the Warrantors and their insurers on all matters concerning the conduct of any claim.

(b)	The Purchaser shall at all times take all reasonable steps to minimise and mitigate any loss.

13.	Protection of Goodwill

13.1	In order to assure to the Purchaser the full benefit of the business and goodwill of the Company, each Covenantor severally undertakes on his own behalf that (save as may be bona fide in fulfilling his duties as an employee of the Company or any other Group Company thereafter) he shall not directly or indirectly (whether as principal, shareholder, partner, employees, agent or otherwise), whether on his own account or in conjunction with or on behalf of any other person, do any of the following things:

(a)	during the Restricted Period carry on or be engaged, concerned or interested in (except as the holder of shares in a company whose shares are listed on a recognised investment exchange or overseas investment exchange (as such terms are defined in sections 285 and 313 of the Financial Services and Markets Act 2000) which confer not more than one per cent. of the votes which could normally be cast at a general meeting of that company) any business which competes with any part of the Restricted Business within the Territory; or

(b)	during the Restricted Period canvass or solicit or seek to entice away the custom of any Client or Prospective Client or Lloyds TSB Bank plc or IBM for the purposes of providing Restricted Business within the Territory; or

(c)	during the Restricted Period accept orders for the provision of Restricted Business within the Territory in respect of any Client or Prospective Client or Lloyds TSB Bank plc or IBM provided that a Covenantor shall not hereby be prevented from providing services purely of a consultative nature; or

(d)	during the Restricted Period endeavour to entice away from any Group Company or encourage to terminate his employment with any Group Company (whether or not such termination would be a breach of his contract of employment) any Senior Employee; or

(e)	during the Restricted Period employ or otherwise engage any Senior Employee; or

(f)	save as required by law at any time do or say anything likely or calculated to lead any person to withdraw from or cease to continue offering to any Group Company any rights (whether of purchase, sale, import, distribution, agency or otherwise) then enjoyed by it or in any other way to cease to do business or reduce the amount of business it transacts with any Group Company;

(g)	save in the circumstances referred to in sub-clause 14.11(b) (Confidentiality), disclose to any other person any information which is secret or confidential to the business or affairs of the Group or use any such information to the detriment of the business of the Group for so long as that information remains secret or confidential;

(h)	in relation to a business which is competitive or likely to be competitive with the Restricted Business, use any trade or business name or distinctive mark, style or logo used by or in the business of the Company or anything intended or likely to be confused with it.

13.2	Each undertaking contained in this clause 13 shall be construed as a separate and independent undertaking and while the restrictions set out in this clause are considered by the parties to be reasonable in all the circumstances it is agreed that if any one or more of such restrictions shall either be taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Purchaser’s legitimate interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or in any part or parts of the wording thereof were deleted, restricted or limited in any particular manner (including without limitation any reduction in their duration or geographical scope) then the said restrictions shall apply with such deletions, restrictions or limitation as the case may be.

13.3	Each of the Vendors severally agrees that, having regard to the facts and matters set out above and having taken professional advice, the restrictions contained in this clause 13 are reasonable and necessary for the protection of the legitimate business interests of the Purchaser.

14.	General

14.1	Entire Agreement

(a)	This Agreement and all of the documents in the agreed form sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement and each of the parties hereby confirms that it has not entered into this Agreement in reliance upon any representation, warranty or undertaking, written or oral, to whomsoever made which is not set out or referred to in this Agreement. The Purchaser acknowledges that its sole remedy, whether under this Agreement or at law, with respect to breach of the Warranties shall be for damages and that, subject to Clause 14.1(c), it shall have no remedy with respect to any representation, warranty or undertaking, written or oral, to whomsoever made and whether before this Agreement is entered into or completed, other than (insofar as such representation, warranty or undertaking is set out in this Agreement), a remedy for breach of contract.

(b)	Without prejudice to the generality of clause 14.1(a), each of the parties confirms that this Agreement supersedes all previous proposals, agreements and other communications whether written, oral or otherwise, in relation to the subject matter of this Agreement, save that no party thereto shall be released from any liability which at the date of this Agreement has already accrued to any other party thereto, nor shall this Agreement affect in any way the survival of any other right, duty or obligation of any party thereto which is expressly stated in its terms to survive its termination.

(c)	Notwithstanding any of the foregoing, this clause 14.1 shall not exclude liability or restrict any remedy for fraudulent misrepresentation or prevent the Purchaser from seeking injunctive relief (including in respect of, but not limited to, any breach of clause 13 (Protection of Goodwill).

14.2	Contracts (Rights of Third Parties) Act 1999

Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

14.3	Assignment

(a)	This Agreement shall be binding upon and enure for the benefit of the successors in title of the parties but, except as set out in sub-clause (b), shall not be assignable by any party without the prior written consent of the other.

(b)	The Purchaser may assign the benefit of this Agreement (including, without limitation, the Warranties) to any Purchaser Group Company or any successor in title.

14.4	Variation

No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

14.5	Effect of Completion

Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion.

14.6	Invalidity

If any part of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, then that provision shall be deemed not to be a part of this Agreement, and it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

14.7	Releases and waivers

(a)	The rights, powers and remedies conferred on any party by this Agreement and remedies available to any party are cumulative and are additional to any right, power or remedy which it may have under general law or otherwise.

(b)	Any party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

(c)	No single or partial exercise, or failure or delay in exercising any right, power or remedy by any party shall constitute a waiver by that party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

14.8	Further assurance

After Completion, the Vendors shall execute such documents and take such steps as the Purchaser may reasonably require to vest the full title to the Shares in the Purchaser, to fulfil the provisions of this Agreement and to give the Purchaser the full benefit of this Agreement.

14.9	Counterparts

(a)	This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(b)	Each counterpart, when executed, shall be an original of this Agreement and all counterparts shall together constitute one instrument.

14.10	Termination

Without prejudice to any remedy available to any party arising out of any outstanding or prior breach of this Agreement on the part of any other party, if this Agreement is terminated in accordance with its terms, the following shall occur:

(a)	each party shall bear the costs, charges and expenses incurred by it in connection with the negotiations, preparations and determination or rescission of this Agreement and all matters which this Agreement contemplates;

(b)	the restrictions and provisions contained in this sub-clause 14.10 (Termination), sub-clause 14.11 (Confidentiality), clause 15 (Announcements), clause 16 (Costs and expenses), clause 17 (Notices) and clause 19 (Governing law and jurisdiction) shall continue to apply; and

(c)	except as referred to in sub-clause (b), all obligations of the parties under this Agreement shall cease.

14.11	Confidentiality

(a)	Except as referred to in sub-clause (b), each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions or subject matter of this Agreement, to any other party to this Agreement to or the negotiations relating to this Agreement.

(b)	Any party may disclose information which would otherwise be confidential if and to the extent:

(i)	it is required to do so by law or any securities exchange or regulatory or governmental body to which it is subject wherever situated;

(ii)	it considers it necessary to disclose the information to its professional advisers, auditors and bankers provided that it does so on a confidential basis;

(iii)	the information has come into the public domain through no fault of that party; or

(iv)	each party to whom it relates has given its consent in writing.

(c)	This obligation shall cease to apply to the Purchaser after Completion.

14.12	Set-off

The Purchaser shall be entitled to set off the amount of any claim under this Agreement (including a Claim) against any sum (including up to the full amount of any Deferred Consideration and/or any Consideration Shares still deposited in escrow due from it (or otherwise due to be released) to the Vendors under this Agreement.

15.	Announcements

15.1	Except as referred to in sub-clause 15.2, no announcement concerning the terms of this Agreement shall be made by or on behalf of any of the parties without the prior written consent of the others, such consent not to be unreasonably withheld or delayed.

15.2	Any announcement or circular required to be made or issued by any party by law or under the regulations of the United States Securities and Exchange Commission, the Nasdaq National Market and any applicable state or local regulatory authority may be made or issued by that party without consent if it has given the other parties a reasonable opportunity to comment on the subject matter and form of the announcement or circular (given the time scale within which it is required to be released or despatched).

15.3	The obligations in this clause 15 shall cease to apply to the Purchaser after Completion.

16.	Costs and expenses

16.1	Except as otherwise expressly provided, each party shall bear its own costs and expenses incurred in the preparation, execution and implementation of this Agreement.

16.2	The Purchaser shall pay all stamp and other transfer duties and registration fees applicable to any document to which it is a party and which arise as a result of or in consequence of this Agreement.

17.	Notices

17.1	Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be left at, or sent by prepaid first class post, prepaid recorded delivery or facsimile to the address of the person set out below or as otherwise notified in writing from time to time:

The Vendors

c/o Maclay Murray & Spens

Address:	10 Foster Lane, London EC2V 6HR

Marked:	“URGENT – For the attention of Jonathan Brooks”

Fax number:	020 7600 0992

The Purchaser

Address:	Activcard Corp., 6623 Dumbarton Circle, Fremont, California, CA 94555, USA

Marked:	“URGENT – For the attention of Ragu Bhargava, CFO”

17.2	Except as referred to in sub-clauses 17.3 and 17.4, a notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally;

(b)	48 hours after posting in the case of an address in the United Kingdom and 96 hours after posting for any other address;

(c)	2 hours after transmission if served by facsimile on a Business Day prior to 3pm or in any other case at 10 am on the Business Day after the date of despatch.

17.3	If the deemed time of service is not during normal business hours in the country of receipt, the notice shall be deemed served at or, in the case of faxes, two hours after the opening of business on the next Business Day of that country.

17.4	The deemed service provisions set out in sub-clause 17.2 shall not apply to:

(a)	a notice served by post, if there is a national or local suspension, curtailment or disruption of postal services which affects the collection of the notice or is such that the notice cannot reasonably be expected to be delivered within 48 hours or 96 hours (as appropriate) after posting; and

(b)	a notice served by facsimile, if, before the time at which the notice would otherwise be deemed to have been served, the receiving party informs the sending party that the notice has been received in a form which is unclear in any material respect, and, if it informs the sending party by telephone, it also despatches a confirmatory facsimile within two hours.

17.5	In proving service it will be sufficient to prove:

(a)	in the case of personal service, that it was handed to the party or delivered to or left in an appropriate place for receipt of letters at its address;

(b)	in the case of a letter sent by post, that the letter was properly addressed, stamped and posted;

(c)	in the case of facsimile, that it was properly addressed and despatched to the number of the party.

17.6	A party shall not attempt to prevent or delay the service on it of a notice connected with this Agreement.

18.	Warrantors’ Representative

18.1	Each of the Warrantors hereby appoints the Warrantors’ Representative to act on their behalf for the purposes of receiving notices under this Agreement (save as specified in clause 18.2), proposing or determining action to be taken under clause 11 or schedule 4 in connection with the matters specified in that clause or Schedule and giving consents, notices, approvals, waivers and instructions for all purposes of this Agreement (including the Tax Covenant).

18.2	The Purchaser shall be entitled to give notices only to and receive notices only from the Warrantors’ Representative on behalf of the Warrantors for all purposes of this Agreement (including the Tax Covenant), other than for the purposes of raising any legal action arising out of, or in connection with, this Agreement against the Warrantors.

18.3	The Purchaser shall be entitled to rely upon all actions taken by, notices received from or consents, approvals, waivers or instructions given by the Warrantors’ Representative for the purposes of this Agreement (including the Tax Covenant) and all such actions, notices, consents, approvals, waivers or instructions shall be final and binding on the Warrantors.

18.4	The Warrantors’ Representative hereby agrees to act as such for the purposes of this Agreement.

19.	Governing law and jurisdiction

19.1	This Agreement shall be governed by and construed in accordance with English law.

19.2	Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the courts of England.

In witness whereof the parties or their duly authorised representatives have executed this Agreement as a deed and delivered it at the date first appearing at the head of this Agreement.

[NOTE: Pursuant to Item 601(b)(2) of Regulation S-K, the registrant has omitted Schedules 1, 2, 8 and 9 and Exhibits 1 and 2 to this Agreement, which are referred to and described in the table of contents and elsewhere in this Agreement. Upon the request of the Securities and Exchange Commission (the “Commission”), the registrant will supplementally furnish the Commission with a copy of any such schedule or exhibit.]

Schedule 3

(Non-Tax Warranties)

The Warrantors

1.	Arrangements with Warrantor Associates

Save in relation to employment contracts in relation to a Warrantor which have been Disclosed, there are no contracts, arrangements or liabilities, actual or contingent, outstanding or remaining in whole or in part to be performed between the Company or any Warrantor Associate.

2.	Other interests of any Warrantor Associate

No Warrantor has or intends to acquire any interest, direct or indirect, in any business which has a close trading relationship with or which competes or is likely to compete with any business now carried on by the Company and, so far as the Warrantors are aware, no Warrantor Associate has or intends to do so.

Share capital

3.	Company

3.1	None of the Shares was, or represents assets which were, the subject of a transfer at an undervalue, within the meaning of sections 238 or 339 of the Insolvency Act 1986, within the past 5 years.

3.2	The Company has not at any time:

(a)	reduced its share capital;

(b)	redeemed any share capital;

(c)	purchased any of its shares; or

(d)	forfeited any of its shares.

3.3	The Shares set out opposite each Vendor’s name in schedule 1 are fully paid up (or credited as fully paid) and when aggregated with the Purchaser’s existing shareholdings in the Company and all the other Shares set opposite the names of the other Vendors in schedule 1, constitute the whole of the allotted and issued share capital of the Company.

3.4	There is no agreement or commitment outstanding under which the Company is or may be obliged to allot or issue any shares in the capital of the Company or under which any person is or may be entitled to the allotment, issue or transfer of any shares in the capital of the Company.

3.5	To the extent any Shares allotted and issued to or held by any Vendor have been so allotted and issued or are held by that Vendor by reason of the exercise of any option previously granted by the Company or of any other entitlement to call for such allotment and issue or of any conversion of any other form of security, such exercise and/or conversion has been fully and validly undertaken and implemented and no third party has any claims of any nature relating thereto or in consequence thereof.

4.	Subsidiaries

4.1	The Company does not have, nor has it agreed to acquire, any interest in any undertaking or in the share capital of any body corporate.

4.2	The Company does not hold nor is it liable on any share or relevant security which is not fully paid up or which carries any liability.

4.3	The Company does not reside, operate or have any branch, agency, place of business or establishment outside England & Wales.

4.4	The Company is incorporated and validly subsisting under the laws of its country of incorporation and is licensed or qualified to do business under the laws of that country and neither the character nor the location of the properties owned by the Company nor the nature of the business conducted by it requires licensing or qualification under the laws of any other country. The Company has full corporate power to carry on its business and to own and operate its assets, properties and business as now carried on and owned and operated.

Corporate matters

5.	Insolvency of the Company

5.1	No resolution has been passed, no meeting has been convened and, so far as the Warrantors are aware having made on the day before the signature of this Agreement a search of the Company’s public records on file and available for inspection at Companies House, no petition has been presented and no order has been made for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and the Company has not been a party to any transaction which could be avoided in a winding up.

5.2	So far as the Warrantors are aware having made on the day before the signature of this Agreement a search of the Company’s public records on file and available for inspection at Companies House, no administration order has been made and no petition for one has been presented in respect of the Company.

5.3	So far as the Warrantors are aware having made on the day before the signature of this Agreement a search of the Company’s public records on file and available for inspection at Companies House, no administrator, receiver or administrative receiver has been appointed in respect of the Company or any of its assets. So far as the

Warrantors are aware having made on the day before the signature of this Agreement a search of the Company’s public records on file and available for inspection at Companies House, no application for the appointment of an administrator has been made in accordance with the out of court procedure under the Enterprise Act 2002

5.4	The Company is not insolvent, has not failed nor is unable to pay, nor has no reasonable prospect of being unable to pay, any of its debts as they fall due, within the meaning of section 123 of the Insolvency Act 1986.

5.5	No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Company and the Company has not made or proposed any arrangement or composition with its creditors or any class of them.

5.6	No distress, execution or other process has been levied on the Company’s assets or action taken to repossess goods in the possession of the Company.

5.7	No unsatisfied judgment is outstanding against the Company and no demand has been served on the Company under section 123(1)(a) of the Insolvency Act 1986

5.8	No event analogous to any referred to in sub-paragraphs 5.1 to 5.7 has occurred anywhere in the world.

6.	Statutory books and documents filed

6.1	The statutory books, including all registers and minute books, of the Company have been properly kept and are up to date and contain a materially accurate and complete record of the matters with which those books should deal.

6.2	All documents which should have been delivered by the Company to the Registrar of Companies in England and Wales are complete and accurate in all material respects and have been properly so delivered.

6.3	The copy of the memorandum and articles of association of the Company Disclosed has embodied in it or annexed to it a copy of each resolution as referred to in section 380 of the Act and is accurate and complete in all respects.

6.4	Since the Accounts Date the members of the Company in general meeting, or of any class of them, have not passed any resolution other than resolutions relating to the ordinary business of annual general meetings.

Information

7.	Accuracy and adequacy of information

7.1	The information contained in Schedules 1 and 2 to this Agreement is accurate and complete in all material respects and is not misleading because of any material omission or ambiguity.

7.2	The information contained in the Disclosure Letter and all written information supplied to the Purchaser or its advisers by or on behalf of the Vendors or any of their advisers or by the Company (which for the avoidance of doubt is set out in its entirety in the Disclosure Bundle) have been furnished in good faith by or on behalf of the Vendors and are not intended to be nor are misleading because of any omission or ambiguity or for any other reason and where the information is expressed as an opinion, it is truly and honestly held and not given casually, recklessly or without due regard for its accuracy.

7.3	So far as the Warrantors are aware, none of them has knowingly withheld or failed to disclose any materially adverse fact or circumstance relating to the business and affairs of the Company which could reasonably be expected to give rise to a Claim.

Accounts

8.	Preparation and contents of the Accounts

8.1	The Accounts:

(a)	have been prepared in accordance with the requirements of all relevant statutes and generally accepted United Kingdom accounting practices including, without limitation, all applicable Financial Reporting Standards issued by the Accounting Standards Board, Statements of Standard Accounting Practice issued by the Institute of Chartered Accountants of England and Wales and Statements from the Urgent Issues Task Force current at the Accounts Date and, where the accounting practice used to prepare the Accounts differs from those applicable in previous financial periods, the effect of any such difference is Disclosed in the Disclosure Letter;

(b)	have been audited by a statutory or certified auditor (as applicable) who has rendered an auditor’s certificate without qualification; and

(c)	have been duly filed in accordance with the Act.

8.2	Without prejudice to the generality of sub-paragraph 8.1:

(a)	the Accounts:

(i)	give a true and fair view of the state of affairs of the Company at the Accounts Date and the profits or losses of the Company for the financial period ending on that date;

(ii)	contain such provision or reserve for liabilities and for capital and revenue commitments of the Company as at the Accounts Date as is required by FRS 12;

(iii)	disclose all the assets of the Company as at the Accounts Date and none of the values placed in the Accounts on any of those assets was in excess of its market value at the Accounts Date;

(iv)	make full provision for bad and doubtful debts;

(v)	do not include any figure which is referable to the value of an intangible asset; and

(vi)	make full provision for depreciation of the fixed assets of the Company having regard to their original cost and life.

(b)	in the Accounts:

(i)	in valuing work-in-progress no value was attributed in respect of eventual profits and adequate provision was made for such losses as were at the time of signature of the Accounts by directors of the Company reasonably foreseeable as arising or likely to arise; and

(ii)	slow-moving stock was written down appropriately, redundant, obsolete, obsolescent or defective stock was wholly written off and the value attributed to any other stock did not exceed the lower of cost (on a first in first out basis) and net realisable value (or replacement value) at the Accounts Date.

8.3	The profits and losses of the Company shown in the Accounts were not, save as disclosed in the Accounts or in any note accompanying them, to any material extent affected by any extraordinary, exceptional, unusual or non-recurring income, capital gain or expenditure or by any other factor known to the Warrantors rendering any such profit or loss for such period exceptionally high or low.

8.4	The audited profit and loss accounts and audited balance sheets of the Company contained in the Accounts were prepared on a consistent basis with each other.

8.5	Except for obligations and liabilities reflected in the Accounts, the Company has no off balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.

8.6	There has been no change in the Company’s accounting policies since incorporation, except as described in the Accounts.

9.	Accounting records

9.1	The accounting records of the Company comply with the requirements of sections 221 and 222 of the Act, do not contain or reflect any material inaccuracy or discrepancy and present and reflect in accordance with generally accepted accounting principles and standards the financial position of and all transactions entered into by the Company or to which it has been a party.

9.2	All relevant financial books and records of the Company are in its possession or otherwise under its direct control.

9.3	Where any of the records of the Company are kept on computer, the Company:

(a)	is the owner of all hardware and all software necessary to enable it to use the records as they have been used in its business to the date of this Agreement and to Completion;

(b)	does not share any hardware or software relating to the records with any person; and

(c)	maintains adequate back up records and support in the event of any fault or failure of such computer hardware and software.

10.	Management Accounts

The Management Accounts have been carefully prepared on a basis consistent with the Accounts, fairly reflect the trading position of the Company as at their date and for the period to which they relate and are not affected by any extraordinary, exceptional, unusual or non-recurring income, capital gain or expenditure or by any other factor known by the Warrantors rendering profits or losses for the period covered exceptionally high or low.

11.	Events since the Accounts Date

11.1	Since the Accounts Date there has been no material adverse change in:

(a)	the financial or trading position of the Company or the likelihood of the Bank Condition and the IBM Condition being fulfilled;

(b)	the value or state of assets or amount or nature of liabilities as compared with the position disclosed in the Accounts; or

(c)	in the turnover, direct or indirect expenses or the margin of profitability of the Company as compared with the position disclosed for the equivalent period of the last financial year.

11.2	The Company has since the Accounts Date carried on its business in the ordinary course and without interruption, so as to maintain it as a going concern and paid its creditors in the ordinary course and within the credit periods agreed with such creditors.

11.3	Since the Accounts Date no supplier of the Company has ceased or restricted supplies or threatened so to do, there has been no loss or material curtailment of the business transacted by the Company with any customer which at any time in the preceding financial year represented ten per cent or more of the turnover of the Company and the Warrantors are not aware of any circumstances likely to give rise to any of the above.

11.4	Since the Accounts Date the Company has not:

(a)	incurred or committed to incur:

(i)	material capital expenditure; or

(ii)	any liability whether actual or contingent except for full value or in the ordinary course of business;

(b)	acquired or agreed to acquire:

(i)	any asset for a consideration higher than its market value at the time of acquisition or otherwise than in the ordinary course of business; or

(ii)	any business or substantial part of it or any share or shares in a body corporate;

(c)	disposed of or agreed to dispose of, any of its assets except in the ordinary course of business and for full value;

(d)	repaid wholly or in part any loan except upon the due date or dates for repayment;

(e)	issued or allotted share or loan capital, increased its authorised share capital, purchased or redeemed any shares, reduced or re-organised its share capital or agreed to do so; or

(f)	declared or paid any distribution of profit.

11.5	None of the debts included in the Accounts or any of the debts subsequently arising have been the subject of factoring by the Company and the Warrantors are not aware of any circumstances which could result in any presently outstanding debt in excess of £1,000 not being paid in full.

Financial

12.	Financial commitments and borrowings

12.1	Complete and accurate details of all overdraft, loan and other financial facilities available to the Company and the amounts outstanding under them at the close of business on the day preceding the date of this Agreement together with a complete and accurate list of all persons authorised under any banking arrangements to execute relevant documentation arising out of or in connection with such facilities for and on behalf of the Company are set out in the Disclosure Letter and none of the Warrantors nor the Company has done anything, or omitted to do anything, as a result of which the continuance of any of those facilities might be affected or prejudiced.

12.2	The Company is not a party to, or has agreed to enter into, any lending, or purported lending, agreement or arrangement (other than agreements to give credit in the ordinary course of its business).

12.3	The Company is not exceeding any borrowing limit imposed upon it by its bankers, other lenders, its articles of association or otherwise nor has the Company entered into any commitment or arrangement which might lead it so to do.

12.4	No overdraft or other financial facilities available to the Company are dependent upon the guarantee of or security provided by any other person.

12.5	No event has occurred or been alleged which is or, with the passing of any time or the giving of any notice, certificate, declaration or demand, would become an event of default under, or breach of, any of the terms of any loan capital, borrowing, debenture or financial facility of the Company or which would entitle any person to call for repayment prior to normal maturity.

12.6	The Company is not, nor has it agreed to become, bound by any guarantee, indemnity, surety or similar commitment.

12.7	The Company does not have any credit cards in issue in its own name or that of any officer or employee of the Company or any person connected with any officer or employee.

12.8	The Company has not received any grants, allowances, loans or financial aid of any kind from any government departmental or other board, body, agency or authority which may become liable to be refunded or repaid in whole or in part.

12.9	The Company has not engaged in financing of a type which is not required, to be or has not been, shown or reflected in the Accounts.

12.10	The Company has no outstanding obligations in respect of a derivative transaction, including but not limited to, any foreign exchange transaction other than under any derivative transaction that has been Disclosed.

13.	Working capital

The cashflow projections for the period from 1 December 2004 to 31 December 2005 which are Disclosed were produced in good faith and the Warrantors have not omitted to take into account any material matter of which they are aware in producing such cashflow projections.

14.	Insurances

14.1	The Company maintains, and at all material times has maintained, adequate insurance cover against all risks normally insured against by companies carrying on a similar business in the UK, for the full replacement or reinstatement value of its business and assets, and in particular has maintained product liability, professional indemnity insurance, key man insurance, critical illness insurance and all other insurance required by statute and insured against loss of profits for a period of not less than 6 months.

14.2	The Policies (which are Disclosed) are valid and enforceable and all premiums due have been paid. There are no outstanding claims or circumstances likely to give rise to a claim under the Policies or which would be required to be notified to the insurers and nothing has been done or omitted to be done which has made or could make any Policy void or voidable or as a result of which the renewal of any Policy might be refused or the premiums due in respect of them may be liable to be increased.

14.3	There are no claims outstanding or threatened, or so far as the Warrantors are aware, pending, against the Company which are not fully covered by insurance.

Trading and contracts

15.	Contracts and commitments

15.1	Save for employment contracts of the Company’s employees, all contracts, agreements, transactions, obligations, commitments, understandings or arrangements requiring in relation to its discharge any payment in excess of £7,500 to which the Company is a party are Disclosed in the Disclosure Letter.

15.2	The Company is not a party to any agreement, arrangement or commitment which:

(a)	has or is expected to have material adverse consequences in terms of expenditure or revenue;

(b)	relates to matters outside its ordinary business or was not entered into on arms’ length terms;

(c)	can be terminated in the event of any change in the underlying ownership or control of it or would be materially affected by such change;

(d)	cannot readily be fulfilled or performed by it on time; or

(e)	cannot be terminated, without giving rise to any material liabilities on it, by it giving 6 months’ notice or less.

15.3	The Company has not:

(a)	outstanding any bid, tender, sale or service proposal which is material in relation to its business or which, if accepted, would be likely to result in a loss;

(b)	granted any power of attorney or other such authority (whether express or implied) which is still outstanding.

15.4	Neither the Company nor any Warrantor is aware of any actual, potential or alleged breach, invalidity, grounds for termination, grounds for rescission, grounds for avoidance or grounds for repudiation of, any contract to which the Company is a party.

15.5	All of the current clients and customers of the Company are Disclosed and the Disclosure Letter annexes complete and accurate copies of each such client agreement (“Client Agreements”) and there are no collateral or implied terms that materially affect the Purchaser’s understanding of the Client Agreements and save as mentioned therein none of the clients or customers represents more than 5% of income invoiced during the 12 months immediately preceding the date of this Agreement and the Warrantors are not aware of any approach having been made by or on behalf of any such clients or customers to any third parties in order to ascertain whether or not such third party would wish to supply or undertake any of the goods or services the subject of any contracts of the Company with those clients or customers, during the twelve months immediately preceding the date of this Agreement, nor indeed that any client or customer of the Company has withdrawn or is considering withdrawing from or not placing with the Company all or any part of the work placed with the Company during the twelve months immediately preceding the date of this Agreement.

15.6	No material matter has arisen in respect of any Client Agreement which, so far as the Warrantors are aware, is a potential or actual breach by any party thereto.

15.7	There have been no material, oral or written complaints within the last two years made by any party thereto in respect of any aspect of any of the contracts with clients, customers or suppliers nor with regard to the performance of any agents or sub-contractors appointed by the Company to perform any part of any such contract.

15.8	All current clients and customers have promptly paid or procured the payment of any remuneration due to the Company.

15.9	Within the 12 months preceding this Agreement no surcharges have been levied or arisen with regard to any expenditure whether due to delay in payment by any client or customer of any sums due in respect thereof or otherwise.

15.10	No current client or customer has sought to negotiate a reduction or material change in the terms of remuneration as contained in its contract with the Company.

15.11	There is no outstanding contract or arrangement to which the Company is a party and to which any director of the Company and/or any associate thereof is or has been interested whether directly or indirectly.

15.12	No person is entitled to receive from the Company any introduction fee brokerage or other commission in connection with the introduction of or continuation of any business to or with the Company.

15.13	Neither the Company, nor, so far as the Warrantors are aware, any director, officer, employee or agent of the Company, has directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person or governmental or quasi-governmental body, regardless of form, whether in money, property, or services (other than promotional gifts or corporate hospitality made in the ordinary course of business), either (i) to obtain favourable treatment in securing any contract, or (ii) to pay for favourable treatment for any contract secured; or (iii) to obtain special concessions or for special concessions already obtained for or in respect of the Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

16.	Terms of trade

The Company has not given any guarantee or warranty (other than any implied by law) or made any representation in respect of any product or services sold or supplied by it nor has it accepted any liability to service, maintain, repair or otherwise do or refrain from doing anything in relation to such goods or services after they have been sold or supplied by it except for those contained in its standard conditions of trading, complete and accurate copies of which are Disclosed.

17.	Product liability

The Company has not manufactured, sold or provided any product or service which does not in every respect comply with all applicable laws, regulations or standards or which is defective or dangerous or not in accordance with any representation or warranty, express or implied, given in respect of it.

18.	Licences and consents

18.1	Complete and accurate details of all material licences, consents, permissions, authorisations and approvals required by the Company or which the Company knows will be required for the carrying on of its business are contained in the Disclosure Letter and in the case of those currently required all of them have been obtained by it and are in full force and effect.

18.2	All reports, returns and information required by law or as a condition of any licence, consent, permission, authorisation or approval to be made or given to any person or authority in connection with the business of the Company have been made or given to the appropriate person or authority and so far as the Warrantors are aware there are no circumstances which indicate that any licence, consent, permission, authorisation or approval might not be renewed in whole or in part or is likely to be revoked, suspended or cancelled or which may confer a right of revocation, suspension or cancellation.

19.	Trading partners

19.1	The Company does not act or carry on business in partnership with any other person and is not a member of any corporate or unincorporated body, undertaking or association.

19.2	The Company is not a party to any joint venture agreement or arrangement or any agreement or arrangement under which it is to participate with any other person in any business.

19.3	The Company is not a party to any agency, distributorship, licence or management agreement or is a party to any contract or arrangement which restricts its freedom to carry on its business in such manner as it may think fit in any part of the world.

20.	Competition and trade regulation law

20.1	The Company is not nor has it been a party to any agreement or arrangement nor has it been engaged in any practice, which in whole or in part infringes or may be invalidated by any anti-trust, restrictive trade practice, fair trading or consumer protection laws or legislation in any jurisdiction in which the Company carries on or intends to carry on business or where its activities may have an effect including Articles 81 or 82 of the EC Treaty or any subordinate regulations or directives, the Fair Trading Act 1973, Chapters I or II of the Competition Act 1998, the Enterprise Act 2002 or any secondary legislation made under any of them.

20.2	The Company has not:

(a)	given any assurances, undertakings or commitments to, or is subject to, any order of or investigation by, or has received any request for information from;

(b)	received, nor so far as the Warrantors are aware, is it likely to receive any process, notice or communication, formal or informal by or on behalf of;

(c)	been or is a party to, or is or has been concerned in, any agreement or arrangement in respect of which a request for guidance or an application for negative clearance and/or exemption has been made to the Office of Fair Trading, the Competition Commission, the Secretary of State, the European Commission or any other governmental or other authority, court, tribunal, department, board, body or agency of any country having jurisdiction in anti-trust or similar matters in relation to any business of the Company.

20.3	The Company has not received nor applied for any aid from any European Community member state or through any state resources in breach of Articles 87 and 88 of the Treaty of Rome.

20.4	The Company has not received, nor so far as the Warrantors are aware is it likely to receive any complaint or threat of complaint from any other person in relation to alleged infringements of any anti-trust, restrictive trade practice, fair trading or consumer protection laws or legislation in any jurisdiction in which the Company carries on or intends to carry on business or where its activities may have an effect.

20.5	The Company has not made or threatened to make any complaint against any other person to the Office of Fair Trading, the European Commission or any other governmental or other authority, court, tribunal, department, board, body or agency of any country having jurisdiction in anti-trust, fair trading or similar matters.

21.	Compliance with law

21.1	The Company has not committed nor is it liable for, and no claim has been or, so far as the Warrantors are aware, will be made that it has committed or is liable for, any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise.

21.2	The Company has not received notification that any investigation or inquiry is being, or has been, conducted by, or received any request for information from any governmental or other authority, department, board, body or agency in respect of its affairs and, so far as the Warrantors are aware, there are no circumstances which would give rise to such investigation, inquiry or request.

21.3	None of the activities, contracts or rights of the Company is ultra vires, unauthorised, invalid or unenforceable or in breach of any contract or covenant and all documents in the enforcement of which it may be interested are valid.

22.	Litigation and disputes

22.1	Except for actions to recover any debt incurred in the ordinary course of the business owed to the Company where each individual debt and its costs outstanding amounts to less than £1,000:

(a)	neither the Company nor any person for whose acts the Company may be liable is engaged in any litigation, arbitration, administrative or criminal proceedings, whether as claimant, respondent or otherwise;

(b)	no litigation, arbitration, administrative or criminal proceedings by or against the Company or any person for whose acts it may be liable are threatened or expected and, as far as the Warrantors are aware, none are pending;

(c)	so far as the Warrantors are aware, there are no facts or circumstances likely to give rise to any litigation, arbitration, administrative or criminal proceedings against the Company or any person for whose acts it may be liable.

22.2	The Company is not subject to any order or judgment given by any court or governmental or other authority, department, board, body or agency and has not been a party to any undertaking or assurance given to any court or governmental or other authority, department, board, body or agency which is still in force, nor so far as the Warrantors are aware are there any facts or circumstances likely to give rise to it becoming subject to such an order or judgment or to be a party to any such undertaking or assurance.

Assets

23.	Ownership and condition of assets

23.1	Each of the assets included in the Accounts or acquired by the Company since the Accounts Date (other than the Properties and current assets subsequently disposed of or realised in the ordinary course of business) is owned both legally and beneficially by the Company free from Encumbrance and any third party rights and, if capable of possession, is in its possession.

23.2	Each material item of plant and machinery, vehicle and office equipment used by the Company is:

(a)	in good repair and condition (fair wear and tear excepted), regularly maintained and certified safe and without risk to health when used;

(b)	capable and will remain capable of doing the work for which it was designed or purchased until the time when (on the basis of depreciation adopted in the Accounts) it will have been written down to a nil value;

(c)	not surplus to requirements; and

(d)	not expected to require replacement or additions within 6 months of Completion.

23.3	The Company has not acquired, or agreed to acquire, any asset on terms where title to that asset does not pass until full payment is made or all indebtedness incurred in connection with the acquisition is discharged.

23.4	The assets owned by the Company, together with all assets held under hire purchase, lease or rental agreements which are contained in the Disclosure Letter, comprise all the assets used by the Company for the continuation of the business of the Company as it is currently carried on.

24.	Charges and Encumbrances over assets

24.1	No Encumbrance (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the shares or the whole or any part of the undertaking or assets of the Company, including any investment in any other Company, is outstanding and, apart from this Agreement, there is no agreement or commitment to give or create any of them and no claim has been made by any person to be entitled to any of them.

24.2	No floating charge created by the Company has crystallised and there are no circumstances likely to cause such a floating charge to crystallise.

24.3	The Company has not received notice from any person intimating that it will enforce any security which it may hold over the assets of the Company, and there are no circumstances likely to give rise to such a notice.

24.4	All charges in favour of the Company have, if required, been registered in accordance with the provisions of Part XII of the Act.

25.	Intellectual Property

25.1	Complete and accurate details of all Intellectual Property which is material to the Company or the products of the Company and copies of all licences and other agreements (but excluding standard off-the-shelf and/or non-bespoke software) relating to it are contained in the Disclosure Letter.

25.2	All Intellectual Property is either:

(a)	in the sole legal and beneficial ownership of the Company free from all licences, charges or other encumbrances; or

(b)	the subject of binding and enforceable licences from third parties in favour of the Company:

(i)	of which no notice to terminate has been received;

(ii)	all parties to which have materially complied with all obligations in those licences; and

(iii)	in relation to which no disputes have arisen or are foreseeable;

and in either case nothing has been done or omitted to be done whether by the

Company or as far as the Warrantors are aware by any person which does or may reasonably be expected to impinge the validity, enforceability or subsistence of any Intellectual Property or any such licences.

25.3	Complete and accurate details of the Company’s registered Intellectual Property and any applications for such registration are set out in the Disclosure Letter, together with any Intellectual Property which the Company is aware may be capable of registration in the United Kingdom:

(a)	in the case of registrations, all renewal fees have been paid and renewals made by their due date and all such action necessary to preserve and maintain the registration has been taken;

(b)	each is presently used by the Company and is in full force and effect and has not been abandoned;

(c)	in the case of pending applications, the Warrantors are aware of no reason why any such applications should not proceed to grant; and

(d)	subject to Warranty 25.14, none of the Intellectual Property is subject to any unauthorised use, claim, application or attack by any other person.

25.4	No licences, registered user or other rights have been granted or agreed to be granted by the Company to any person in respect of any Intellectual Property.

25.5	Subject to Warranty 25.14, the Company does not use any Intellectual Property in respect of which any third party has any right, title or interest (but excluding any shrink-wrap licences).

25.6	The Company owns or has the right to use all Intellectual Property Rights required in connection with the conduct of its business as presently carried on or as will be required to fulfil the IBM Condition and the Bank Condition.

25.7	So far as the Warrantors are aware, at no time during the past 6 years has there been any unauthorised use or infringement by any person of any Intellectual Property.

25.8	Subject to Warranty 25.14, none of the processes employed, or products or services dealt in, by the Company infringes any rights of any third party relating to intellectual property nor makes the Company liable to pay a fee and no claims have been made, threatened or so far as the Warrantors are aware are pending, in relation to any Intellectual Property against the Company.

25.9	None of the processes employed, or products or services dealt in, by the Company makes the Company liable to pay any royalty.

25.10	Except in the ordinary course of business and on a confidential basis, no disclosure has been made of any of the Know-How of the Company.

25.11	Any names used by the Company other than its corporate name are contained in the Disclosure Letter and so far as the Company is aware do not infringe the rights of any person.

25.12	Other than as set out in the Disclosure Letter, the Company does not use any software products, materials or IT systems which incorporate, contain or use in any manner (in whole or in part) any Open Source Materials.

25.13	Other than as set out in the Disclosure Letter, the Company has not:

(a)	incorporated or combined Open Source Materials with the Intellectual Property; or

(b)	distributed or licensed Open Source Materials in conjunction with any Intellectual Property.

25.14	The warranties in clauses 25.3(d), 25.5 and 25.8 are subject to the following:

(a)	In respect of the territory of the United Kingdom and the EU (as constituted at the date of Completion), such warranties apply irrespective of the Warrantors’ awareness; and

(b)	Without prejudice to paragraph (c) below, in respect of all territories other than the United Kingdom and the EU (as constituted at the date of Completion) (“Rest of the World”) but limited to copyrights and patents or their equivalents, such warranties apply irrespective of the Warrantors’ awareness, subject to a cap in the liability of the Warrantors in respect of any and all claims for breach of one or more of such warranties under this paragraph (b) of three million pounds (£3,000,000); and

(c)	In respect of all territories (including for the avoidance of doubt the United Kingdom, the EU (as constituted at the date of Completion) and the Rest of the World), to the extent that the Warrantors are aware (as at the date of this Agreement) of any matter which gives rise to a breach of one or more of such warranties, the Warrantors shall be liable for such breach on the basis set out in Schedule 4 to this Agreement, save that in relation to the Patents (as defined in clause 12.1(b)) the liability of the Warrantors shall be on the indemnity basis set out in clause 12.1(b) (which for the avoidance of doubt the Warrantors confirm shall take effect as a separate indemnity and not as a warranty) and for the purpose of this paragraph (c), the Warrantors are deemed to be aware of all patents identified in the document titled ‘Patent Search’ (as appended to this Agreement at Schedule 9and their US equivalents. In respect of the Patents, this warranty shall remain valid and binding on the Warrantors regardless of the knowledge of the Purchaser as at the date of this Agreement.

26.	Data Protection Act

26.1	The Company has complied in all material respects with the provisions of the Data Protection Act 1984 (as amended, and where such provisions have not been superseded by the Data Protection Act 1998) and the Data Protection Act 1998 (“DPA”) and the principles contained in the DPA.

26.2	Except as registered or notified under the DPA, the Company has either not held or processed any personal data or is exempt from registering or notifying under the DPA under one of the exemptions contained in the DPA.

26.3	Insofar as personal data are subject to registration or notification:

(a)	the Company has at all times maintained full and accurate registration or notification under the DPA and has operated wholly within the terms of such registration or notification;

(b)	no disclosure has taken place outside the terms of the Company’s registration or notification.

26.4	The Company has not been served with a notice under sections 10, 11 or 12 of the Data Protection Act 1998.

26.5	The Company has not been served with any information or enforcement notice under the DPA nor are there any circumstances which might give rise to the Company being served with such a notice in the future.

26.6	Euro Compliance

The products, systems and services of the Company are such that the Company is not in breach of any contractual undertakings, representations or warranties which it has given to customers that such products, systems and services are “Euro Compliant” and are capable of satisfying the legal requirements applicable to the common currency adopted or to be adopted by the relevant participating member states of the European Union and known as the “Euro” as set out in the European Commission Regulation number 1103.97 (the “Regulation”). For the purposes of this warranty “Euro Compliant” shall mean the ability of the systems to perform using the Euro and to allow any currency recognised by the systems, including but not limited to the Euro and all other currencies belonging to and adopted by full member states of the European Union, to be converted to other currencies, and in particular (but without limitation) to:

(a)	perform all monetary functions in Euros;

(b)	process multiple currencies and in particular the dual currencies during the transition phase set out in the Regulation of countries adopting the Euro;

(c)	recognise the industry standard keyboard configurations or key-strokes and screen layouts for the Euro symbol;

(d)	correctly implement the conversion and rounding requirements (including the triangulation rule) set out in the Regulation; and

(e)	interface with other Euro Compliant products.

Employment

27.	Directors and employees

27.1	Complete and accurate details of the terms and conditions of employment of all employees of the Company, including the date of commencement of their continuous period of employment and any arrangements (whether or not legally binding) in relation to their employment are Disclosed.

27.2	Complete and accurate details of the terms of engagement of all contractors, freelancers, casual workers and other similar persons engaged by the Company are Disclosed.

27.3	The Company has maintained up-to-date and adequate records regarding the service and terms and conditions of employment of each of its employees.

27.4	The Company has maintained up-to-date and adequate records for the purposes of the Working Time Regulations and has complied with all other obligations to its workers (as “workers” is defined in Regulation 2 of the Working Time Regulations) and so far as the Warrantors are aware (having consulted with the Company’s Human Resources Manager about this Warranty) there are no claims capable of arising or pending or threatened by any officer or employee or former officer or employee or the Health and Safety Executive or any local authority Environmental Health Department or any trade union or employee representative related to the Working Time Regulations.

27.5	The Company is not a party to any consultancy agreement, any agreement for management services or any contract of services.

27.6	Since the Accounts Date there has been:

(a)	no material alteration in the terms of employment or any material change in the number of employees employed by the Company; or

(b)	any material increase in any fees, remuneration or benefits paid or payable to any officer or employee of the Company, nor are any negotiations for any such increase current or likely to take place in the next 6 months.

27.7	No officer or employee of the Company is remunerated on a profit-sharing, bonus or commission basis.

27.8	No amount is owing by the Company to any present or former officer or employee of the Company (other than in respect of wages for the current pay period).

27.9	There is no share option or share incentive scheme in operation by or in relation to the Company for any of its officers or employees nor is the introduction of such a scheme proposed.

27.10	So far as the Warrantors are aware (having consulted with the Company’s Human Resources Manager about this warranty) the Company has at all relevant times complied with all its obligations under statute and otherwise concerning the health and safety at work of its employees and there are no claims capable of arising, pending or threatened by any employee or third party in respect of any accident or injury which are not fully covered by insurance (subject always to any excess under such policies).

27.11	Save as provided for or taken into account in the Accounts:

(a)	so far as the Warrantors are aware (having consulted with the Company’s Human Resources Manager about this warranty), no claim or liability to make any payment of any kind to any person who is or has been an officer or employee has been received or incurred by the Company whether under the Employment Rights Act 1996, Sex Discrimination Act 1975, the Race Relations Act 1976 and the Disability Discrimination Act 1995 or otherwise; and

(b)	no payment of a material amount has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former officer or employee.

27.12	No officer or employee of the Company has given notice or is under notice of dismissal nor are there any service contracts between the Company and its officers or employees which cannot be terminated by the Company by 12 weeks notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment).

27.13	The Company has not, in contravention of the Act:

(a)	entered into any arrangement involving the acquisition of non-cash assets from or disposal to;

(b)	granted any loan or quasi-loan to or entered into any guarantee or credit transaction with; or

(c)	provided any security in connection with any loan, quasi-loan or credit transaction to or with any director or person connected with a director within the meaning of the Act.

28.	Industrial relations

28.1	The Company is not a party to any contract, agreement or arrangement with any trade union or other body or organisation representing any of its employees.

28.2	The Company has in relation to its officers and employees and former officers and employees materially complied with all conditions of service, customs and practices and, where relevant, all collective agreements, recognition agreements, workforce agreements and relevant agreements for the time being.

28.3	Within the last 12 months, the Company has not:

(a)	given notice of any redundancies to the Secretary of State, started consultations with any appropriate representatives or failed to comply with any obligation under the provisions of Chapter II Trade Union and Labour Relations (Consolidation) Act 1992.

(b)	been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 or has failed to comply with any duty to inform and consult any appropriate representatives under the Regulations.

28.4	No dispute has arisen between the Company and a material number or category of its employees nor are there any present circumstances known to the Warrantors which are likely to give rise to any such dispute.

28.5	No training schemes, arrangements or proposals exist nor have there been any such schemes, arrangements or proposals in the past in respect of which a levy may become payable by the Company under the Industrial Training Act 1982.

29.	Pensions

29.1	Save for the Pension Schemes, there is not in operation by the Company and there has not, at any time, been in operation by the Company (and no proposal has been announced by the Company to enter into or establish) any plan, scheme, agreement, arrangement, custom or practice (whether legally enforceable or not or whether or not approved by the Inland Revenue) for the payment of (or for the payment of any contribution towards), any pensions, allowances, lump sum or other like benefits payable on retirement or death, for the benefit of any of the employees (or ex-employees) or directors (or ex-directors) of the Company or for the benefit of the dependants of any of such employees or directors of the Company. No undertakings or assurances have been given to any employees of the Company as to the increase or improvement of any rights or entitlements provided under the Pension Schemes, or otherwise

29.2	In relation to the Pension Schemes:

(a)	material, accurate and up to date information reasonably required to enable the Purchaser to form a true and fair view of the nature of them, the type and level of benefits provided under them (including contingent benefits) and employer contribution rates have been disclosed;

(b)	all contributions which are payable by the Company in respect of them and all contributions due from the employees as members of them have been duly made in accordance with all applicable laws or requirements;

(c)	it has been administered in all material respects in accordance with all applicable laws, regulations and requirements including (without limitation and only where applicable)_Inland Revenue requirements, European legislation, the Welfare Reform and Pensions Act 1999 and the Personal Pension Schemes (Payment by Employers) Regulations 2000 (SI 2000/2692), and the Company is not in breach of the Financial Services and Markets Act 2000 in relation to the GPP;

(d)	all fees, charges and expenses of whatever nature due to be paid by the Company (including without limitation, all levies to be paid under the Pensions Act 1995) have been paid and no services have been rendered for which an account or invoice has not been delivered;

(e)	in relation to the Life Assurance Scheme, all benefits (other than a refund of contributions with interest where appropriate, spouses’ death in service and ill health early retirement pensions) payable on the death of a member while in service, or during a period of sickness or disability of a member, are fully insured under a policy effected with an insurance company to which section 659B ICTA applies and all insurance premiums due have been paid and the Vendor is not aware of any circumstances in which such insurance would be invalidated. Each member has been covered for that insurance at the insurance company’s usual rates and on its usual terms for persons in good health.

29.3	The GPP provides only money purchase benefits as defined in section 181 Pensions Schemes Act 1993.

29.4	None of the employees of the Company has been transferred to the Company as a result of a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 applies.

29.5	The GPP is an approved personal pension plan within the meaning of Chapter IV Part XIV of the Income and Corporation Taxes Act 1988 (“ICTA”) and the Life Assurance Scheme is an exempt approved scheme within the meaning of Chapter I Part XIV of ICTA. In both cases, nothing has been done or omitted to be done which will or may result in the cessation of such approval under ICTA.

29.6	There are no disputes about benefits under the GPP or the Life Assurance Scheme and no claims (routine benefit claims excepted) or complaints have been made or threatened against the Company. So far as the Company is aware, there has been no breach of the trusts of the Life Assurance Scheme.

30.	Properties

30.1	The Company currently occupies the Properties pursuant to a valid licence agreement dated 29 June 2004 with MLS Business Services Limited (the “MLS Contract”) and a valid tenancy agreement with Emmet Moloney which commenced on 29 December 2003 (the “Tenancy”), respectively.

30.2	The Company is not and has no reason to believe that it may be in breach of any of the terms of the MLS Contract or the Tenancy.

30.3	The Company has no outstanding liabilities in respect of the MLS Contract or the Tenancy and all rents and other charges payable on each have been paid up to date.

30.4	The Company has not had occasion to make any claim or complaint in relation to any neighbouring property or its use or occupation and there are no disputes, claims,

actions, demands or complaints in respect of any Property which are ongoing nor are any disputes, claims, actions, demands or complaints anticipated and no notices materially affecting any Property have been given or received and not complied with.

30.5	Save as Disclosed, the Company has no other property interests.

Schedule 4

(Limitations on liability)

1.	The liability of the Warrantors under the Warranties shall be reduced if and to the extent that the loss shall have been recovered under the Tax Covenant (and vice versa).

2.	The Warrantors shall not be liable for any Warranty Claim if, and to the extent that, it is Disclosed provided that;

(a)	only the disclosures in the section of the Disclosure Letter entitled “Tax Disclosures” (to the extent Disclosed) shall be treated as having been Disclosed against the Tax Warranties;

(b)	nothing in the Disclosure letter shall limit the Warrantors’ liability under the Tax Covenant or under the Indemnities;

(c)	only the disclosures in section 29 of the Disclosure Letter (to the extent Disclosed) shall be treated as having been Disclosed against the Warranties in paragraph 29 (Pensions) of schedule 3.

3.	The Warrantors shall not be liable for a Claim unless:

(a)	the Warrantors’ Representative has received written notice of such Claim in accordance with paragraph 6 below from the Purchaser:

(i)	in the case of a Non-Tax Claim, on or before 31 March 2006 ; or

(ii)	in the case of any Tax Claim, not later than seven years from Completion;

(b)	the amount of such Claim, or series of Claims arising from the same facts or circumstances such that they should reasonably be regarded as related Claims, (or if when any such Claim is agreed, settled or otherwise determined it is at a lower amount than the amount initially claimed by the Purchaser, such lower amount) exceed £5,000; and

(c)	(except in relation to a Claim for a breach of Clause 2.5) the amount of such valid Claim qualifying under sub-paragraph (b) above, when aggregated with all other valid Claims qualifying under sub-paragraph (b) above made on the same occasion or previously, or if when any such Claims are agreed, settled or otherwise determined, the aggregate amount is at a lower amount than the amounts of the Purchaser’s original Claims, such lower amount) is equal to or exceeds £100,000 (in which case the Warrantors shall be liable for the whole amount of all of the Warranty Claim and not simply the excess).

(d)	In determining whether the amount of a Claim (or the aggregate amount of Claims (if applicable)) exceeds the threshold of £5,000 in sub-paragraph (b) above and/or the threshold of £100,000 in sub-paragraph (c) above:

(i)	any interest, costs or expenses (including, without limitation, advisers’ fees) claimed by the Purchaser as part of its Claim shall be excluded; and

(ii)	the amount of the Claim is the amount as reduced by the application of the provisions of this schedule 4, if relevant.

4.	The aggregate liability of the Warrantors in respect of all Claims shall not exceed £8,805,346 (or, if lower, the value of Consideration actually payable).

5.

5.1	The liabilities of the Warrantors under this Agreement shall not be joint and several and (save for claims under Clause 2.5) the Purchaser shall be obliged to join in all the Warrantors in any action or proceedings alleging or relating to a Claim. In addition, the liability of each of the Warrantors in respect of any and all such Claims shall be limited to (i) that Warrantor’s Percentage of the amount due after the Claim is agreed, settled or otherwise determined or (ii) the amount set out opposite that Warrantor’s name below, whichever of (i) or (ii) is the lower. Claims (whether against Warrantors or Vendors) shall be settled first of all in cash (up to the maximum amount of Cash Consideration received by the relevant warrantor and/or Vendor and in respect of any excess by surrender of Consideration Shares (the value of which it is agreed for these purposes shall remain at $8.12 per share and shall be subject to an exchange rate of USD$1.882 to GBP£1) and provided always that the Purchaser shall recoup such settlement as far as possible from any Cash Consideration or Consideration Shares being held by the Escrow Agent before pursuing the Warrantors personally for payment.

Warrantor	Warrantor’s Percentage	Maximum Liability (£)
Stephen Keohane	27.42	2,414,328.45
Paul Ryder	27.42	2,414,328.45
Julian Lovelock	26.09	2,296,919.22
William Tompkins	14.35	1,263,200.45
Colin Fisher	4.72	416,592.54

5.2	Accordingly, in the event that after payment in respect of a Claim has been made, another Claim is agreed, settled or otherwise determined, the Warrantors’ liability under that subsequent and any other subsequent Claim shall be limited or excluded so that the maximum aggregate liability of each Warrantor under all Claims shall be the amount set out opposite that Warrantor’s name above in this paragraph 5.

5.3	In the event that the Purchaser has a Claim under clause 2.5 the Purchaser’s remedy shall be an action or proceedings against the Vendor (or, if the Shares affected are those sold by more than one Vendor, the relevant Vendors) whose Shares are affected by the breach of clause 2.5.

5.4	The maximum aggregate liability of each of the Vendor(s) who are not Warrantors in respect of any and all Claims under clause 2.5 shall be as set out below:

Vendor (not being a Warrantor)	Maximum Liability
All Vendors other than Steven Keohane, Paul	Full consideration otherwise payable to that Vendor
Ryder, Julian Lovelock, Colin Fisher and
William Tompkins

5.5	For the purposes of this paragraph 5, any reference to liability shall be deemed to include any interest, costs or expenses (including, without limitation, advisers’ fees) incurred in making the Claim against the Vendors or Warrantors under this Agreement claimed by the Purchaser as part of its Claim.

6.	Any notice given under paragraph 3 above should give reasonable details of the Claim, including (if ascertainable without undue effort or expense) the Purchaser’s best estimate of the amount of the liability of the Warrantors in respect of such Claim and should detail (based on the information then available to the Purchaser) the Purchaser’s calculation of the loss alleged to have been suffered by it. Any such Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn, and all and any liability of the Warrantors in respect of such Claim shall be extinguished, unless proceedings in respect of such Claim have commenced by proceedings being served on the Warrantors within (i) six months of the date on which such claim is notified to the Warrantors’ Representative (or, in the case of a Claim arising out of a claim against the Company, within six months of proceedings having been served on the Company) or (ii) if the amount of such Warranty Claim and other valid Warranty Claims referred to in paragraph 3(b) above does not exceed the amount specified in paragraph 3(b), within six months of the date on which that amount is so exceeded and such proceedings are actively pursued.

7.	The Warrantors shall be under no liability whatsoever in respect of any Non-Tax Claim if and to the extent that:

(a)	any allowance, provision or reserve is made or otherwise noted in the Accounts or Management Accounts or the matter to which such liability relates was stated as having been taken into account in computing the amount of such provision or reserve; or

(b)	the Non-Tax Claim would not have arisen but for an alteration or enactment (other than a re-enactment) of any statute, statutory instrument or regulation or other legislative or regulatory act or imposition or any change in or withdrawal of the requirements or published practice or extra statutory concession of a Tax Authority which change or withdrawal was announced or enacted or imposed or became effective on or after the date of this Agreement (whether relating to Taxation, rates of Taxation, the reduction of allowances or reliefs or otherwise), whether with or without retrospective effect, or any judgement delivered after the date of this Agreement; or

(c)	the Non-Tax Claim arises as a result of the withdrawal on or after the date of this Agreement of any written agreement or administrative arrangement of the Company made with any Tax Authority, whether with or without retrospective effect, save where such withdrawal is made by reference to or in respect of an event or Transaction prior to Completion; or

(d)	the Non-Tax Claim arises as a result of any changes on or after the Completion Date in the accounting policies or practices of the Company, including, without limitation, the policies and practices in terms of which the Company values its assets. makes provisions or recognises liabilities; or

(e)	the Non-Tax Claim arises as a result of any act, matter or thing which has been done or omitted to be done prior to Completion at the request of or with the approval of the Purchaser; or

(f)	if and to the extent that a liability arises or is increased as a result of any voluntary act or omission of the Purchaser (or any persons deriving title from it) or the Group or any party acting on behalf of, or on the instructions of, any such party on or after Completion done or suffered outside the ordinary course of business of the Company as carried on prior to Completion (including without limitation any cessation of business or transfer of assets by, or winding up of, the Company) and other than:

(i)	pursuant to a legally binding obligation entered into by the Company before Completion; or

(ii)	in order to comply with any law; or

(iii)	at the request of or with the consent of the Warrantor’s Representative; or

(g)	any income, profits or gains in respect of which the Non-Tax Claim arises were actually earned, accrued or received by the Company prior to Completion but were not reflected in the Accounts; or

(h)	[the Non-Tax Claim would not have arisen or would have been reduced but for failure or omission by a Group Company after Completion to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing the making, giving or doing of which was taken into account in computing the provision for Taxation in the Accounts; or

(i)	the Non-Tax Claim would not have arisen but for a disclaimer of, or a revision of a claim for, capital or other allowances against Taxation where such revision or disclaimer is caused or made by the Purchaser or a Group Company after Completion; or

(j)	such liability arises in respect of Taxation for which the Company is primarily liable and which arose in the ordinary course of business of the Company after the Accounts Date; or

(k)	if and to the extent that the loss in respect of which the Non-Tax Claim is made is recovered under an insurance policy of the Group in force on the date of such loss save to the extent that such recovery results in an increase in insurance premiums; or

(l)	the liability arises or is increased as a consequence of any failure by the Purchaser to comply with any of its obligations under this schedule 4; or

(m)	the liability is a contingent liability, unless and until such contingent liability becomes an actual liability and is discharged.

8.	The liability of the Warrantors shall not be increased by reason of the fact that any Claim is made or is capable of being made in respect of more than one of the Warranties or under the Warranties and/or the Tax Covenant and/or the Indemnities.

9.	The Warrantors shall be under no liability in respect of any breach or non fulfilment of the Warranties if and to the extent that the loss occasioned thereby has been recovered under any other Warranty or other provision of this Agreement (including without limitation, the Tax Covenant and the Indemnities) and vice versa.

10.	To the extent that a breach of a Warranty or matter giving rise to a Potential Claim is remediable, the Purchaser shall not be entitled to make a claim in respect of such breach unless the Warrantors’ Representative is given written notice of such breach and such breach is not remedied to the Purchaser’s reasonable satisfaction within 30 days (or such other period as is agreed by the Purchaser in its absolute discretion) after the date such notice is served.

11.	The Purchaser shall not be entitled to make any Claim:

(a)	Save in respect of a Tax Claim, if and to the extent that after Completion the Purchaser or any Group Company or any person or persons on their behalf shall in the case of a Potential Claim of which the Purchaser has conduct in accordance with clause 11.2, without having first invited the comments of the Warrantors’ Representative, and, in the case of a Potential Claim of which the Warrantor’s Representative has conduct in accordance with Clause 11.3, without the express prior written consent of the Warrantor’s Representative have admitted liability to a third party (including, without limitation, any Tax Authority) in whole or in part for any matter or thing which might (but for the provisions of this paragraph 11(a)) be the subject of any such Claim or have waived its rights or otherwise compromised its position with respect to the matter which is the subject of the Claim; or

(b)	Save in respect of a Tax Claim, unless and until the Purchaser has reasonably pursued all its rights of recovery against any third party (including, without limitation, any insurers) in connection with any matters alleged to constitute any such breach (provided that the Purchaser shall not be obliged to take any action which it reasonably considers to be detrimental to the business, trading relationships or reputation of the Group); or

(c)	to the extent that the subject of the Claim has been made good or otherwise compensated for without cost or expense (other than management time) to the Group Company.

12.	The Purchaser shall not be entitled to recover any sums under any Claim to the extent that any Group Company has, after the date of this Agreement, expressly waived in writing its rights to make or pursue a Claim against the Warrantors.

13.	Save in respect of a Tax Claim, neither any of the Warranties nor any other provision of this Agreement shall be deemed to be breached by, nor shall any Claim arise in respect of, any matter expressly provided for under the terms of this Agreement or anything which was done or carried out in implementing the terms of this Agreement.

14.	If the Warrantors make any payment to the Purchaser in relation to any Non-Tax Claim and the Purchaser or the Company subsequently receives (whether by way of payment, discount, credit, set-off or otherwise) from a third party (including, without limitation any Tax Authority) any sum referable to, or any benefit which would not have been received but for the circumstances giving rise to, the subject matter of that Non-Tax Claim, the Purchaser shall, once it or the Company has received such sum or benefit, immediately repay or procure the repayment to the Warrantors of either:

(d)	the amount of such receipt (after deducting an amount equal to the reasonable costs of the Purchaser or the Company incurred in recovering such receipt and any Taxation payable on it); or, if lesser

(e)	the amount paid by the Warrantors,

together with any interest paid to the Purchaser or the Company in respect of such amount.

15.	For the avoidance of doubt, nothing in this Agreement shall in any way restrict or limit the general obligation at law of the Purchaser and/or the Group Companies to mitigate any loss or damage which they may respectively suffer in consequence of any breach or non-fulfilment of the Warranties and the Purchaser undertakes to take, and procure that each relevant member of the Group takes, all reasonable steps to mitigate their loss or damage in consequence of any matter giving rise to a Non-Tax Claim and, in respect of a Claim under the Tax Warranties or the Tax Covenant, all reasonable rights of appeal.

16.	The Purchaser hereby expressly acknowledges and admits that it has not entered into this Agreement in reliance on any representation, promise, warranty, assurance or undertaking, written or oral, to whomsoever made other than the Warranties and the undertakings expressly contained in this Agreement.

17.	The Purchaser confirms to the Warrantors that there are no circumstances (save as Disclosed in the Disclosure Letter) within the knowledge of the Purchaser or its professional advisers at the date of this Agreement which will or may reasonably be expected may entitle the Purchaser to make a claim under this Agreement and, insofar as there are such circumstances, the Purchaser will not be entitled to make any claim in respect thereof.

18.	The Purchaser irrevocably agrees with and undertakes to the Warrantors that notwithstanding any other provisions of this Agreement or any rule of law to the contrary, the Disclosure Letter forms and shall be deemed to have formed part of this Agreement as if its terms were fully set out mutatis mutandis herein.

Schedule 5

Tax Schedule

Part 1 - Definitions and interpretation

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words have the following meanings:

“CAA” means Capital Allowances Act 2001.

“Claim for Taxation” means any notice, demand, assessment, letter or other document issued or action taken by any Tax Authority or any person (including the Company) indicating that any person is or may be placed or sought to be placed under either a Liability to Taxation or a claim for Taxation to which paragraph 4 may apply.

“ICTA” means the Income and Corporation Taxes Act 1988.

“Liability to Taxation” means:

(a)	any liability to make a payment of or in respect of Taxation regardless of whether such Taxation is chargeable or attributable directly or primarily to the Company or to any other person.

(b)	the loss of any Relief which would (were it not for the loss) have been available to the Company and which has been treated as an asset in preparing the Accounts or taken into account in computing (and so reducing) or obviating any provision for deferred taxation which appears in the Accounts (or which, but for the availability or presumed availability of such Relief prior to its loss, would have appeared in the Accounts).

(c)	the setting off against any liability to Taxation or against Profits earned, accrued or received on or before Completion of any Relief which arises in respect of any period after Completion or in respect of any Transaction effected on or after Completion in circumstances where, but for the setting off, the Company would have had a liability to Taxation in respect of which the Purchaser (ignoring any limitations on liability contained herein) would have been able to make a claim against the Warrantors under the Covenant for Taxation. And

(d)	any liability to make a payment by way of indemnity or damages, or any other payment pursuant to a contract or arrangement with an employee or former employee of the Company in connection with Taxation

(e)	and references to a Liability to Taxation shall include the settlement of a Claim for Taxation.

“Profits” means income, profits and gains, the value of any supply and any other consideration, value or receipt used or charged for Taxation purposes and references to “Profits earned, accrued or received” include Profits deemed to have been earned, accrued or received for Taxation purposes.

“Purchaser’s Relief” means a Relief falling within the definition of Liability to Taxation.

“Relief” means any relief, loss, allowance, exemption, set-off, deduction or credit in computing or against Profits or Taxation or any right to repayment of Taxation and references to the “loss of any Relief” include the loss, reduction, counteraction, disallowance, setting-off against Profits, crediting against a liability to make an actual payment of Taxation or failure to obtain a Relief and “lose” and “lost” shall be construed accordingly.

“Taxation” means all forms of taxation and statutory, governmental, supra governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including withholdings and deductions and stamp duty), whether of the United Kingdom or elsewhere in the world, whenever imposed and however arising (but excluding local authority business rates) and all penalties, fines, charges, costs and interest, together with the cost of removing any charge or other encumbrance, relating thereto and “Tax” shall be construed accordingly.

“Tax Authority” means any taxing or other authority, body or official competent to administer, impose or collect any Taxation.

“Tax Claim” means a claim by the Purchaser against the Warrantors under the Covenant for Taxation or that any of the Taxation Warranties is untrue or inaccurate in any respect or is misleading or, as the case may be, a claim by the Warrantors against the Purchaser under the covenant in paragraph 5.

“TCGA” means the Taxation of Chargeable Gains Act 1992.

“TMA” means the Taxes Management Act 1970.

“Transaction” means any transaction, deed, act, event, omission, payment or receipt of whatever nature and whether actual or deemed for Tax purposes and references to “any Transaction effected on or before Completion” include the combined result of two or more Transactions, the first or any one of which shall have taken place or commenced (or be deemed to have taken place or commenced) on or before Completion outside the ordinary course of business and the second or any subsequent shall have taken place or commenced (or be deemed to have taken place or commenced) inside the ordinary course of business of the Company as conducted at Completion.

“VATA” means the Value Added Tax Act 1994.

“Vendor Associate” means any Vendor or the Company and any other person with whom the Warrantors or the Company is either associated (within the meaning of section 417 ICTA) or connected (within the meaning of Section 839 ICTA).

1.2	In this Schedule:

(a)	a reference to a jurisdiction shall include any union, country, state, province, district or division of whatever nature which imposes or raises Taxation;

(b)	a reference to any law shall include any statute, law, regulation, notice, directive or similar provision relating to Taxation, whether of the United Kingdom or elsewhere;

(c)	references to specific parts of the law of the United Kingdom shall be taken to include a reference to the law of any other jurisdiction so far as the same may apply to the Company and may be similar to or have a similar purpose to the law of the United Kingdom to which reference is made; and

(d)	references to the VATA shall include all law relating to value added tax in the United Kingdom and any value added, turnover, sales, purchase or similar tax of any other jurisdiction and references to value added tax shall be construed accordingly.

1.3	It shall be assumed for all of the purposes of this Tax Schedule (and in particular for calculating any Liability for Taxation or any Relief) that the date of Completion is the end of an accounting period for the purposes of Section 12, ICTA (basis of and periods of account) and all such adjustments and apportionments as may be required consequent upon such assumption shall be made in assessing any liability or in making any calculation required under this Schedule.

Part 2 - Tax Warranties and Undertakings

2.	Tax Warranties

Events since the Accounts Date

2.1	Since the Accounts Date:

(a)	no transaction has occurred, either in circumstances where the consideration actually received or receivable (if any) was less than the consideration which could be deemed to have been received for Tax purposes or which will give rise to a Liability to Taxation on the Company calculated by reference to deemed as opposed to actual Profits;

(b)	no transaction has occurred which will result in the Company becoming liable to pay or bear a Liability to Taxation directly or primarily chargeable against or attributable to another person;

(c)	no disposal has taken place or other event occurred which will, or may have, the effect of crystallising a Liability to Taxation which would have been included in the provision for deferred taxation contained in the Accounts if such disposal or other event had been planned or predicted at the Accounts Date;

(d)	the Company has not been a party to any transaction for which any Tax clearance provided for by statute has been, or could have been, obtained; and

(e)	no accounting period or period of account by reference to which Taxation is measured of the Company has ended within the meaning of Section 12, ICTA (basis of, and periods for, assessment).

Records and compliance

2.2	The Company has duly complied with all requirements imposed on it by law and in particular:

(a)	the Company has paid all Taxation for which it is liable and made all withholdings and deductions in respect, or on account, of any Taxation from any payments made by it which it is obliged or entitled to make and has paid to the appropriate Tax Authority all amounts so withheld or deducted;

(b)	the Company will not be liable to pay any Tax, the due date for payment of which will arise in the 30 days following Completion;

(c)	the Company has properly prepared and punctually submitted all notices, returns and applications for clearances or consents required for Tax purposes and provided complete and accurate information to any Tax Authority and all such notices, returns, applications and information remain complete and accurate and in compiling the same the Company has not taken the benefit of any doubt, such that the relevant Tax Authority may discover information of which it was not reasonably aware and thereby make an enquiry into or dispute the Tax affairs of the Company;

(d)	the Company has kept and maintained complete and accurate records, invoices and other documents and information of whatever nature appropriate or requisite for Tax purposes and has sufficient such records, invoices and other documents and information relating to past events to calculate its liability to Taxation or the relief from Taxation which would arise on any disposal or on the realisation of any assets owned at Completion;

(e)	there are no disputes, unsettled or outstanding assessments or appeals in respect of Taxation and the Company has not within the last six years been subject to any enquiry, investigation or other dispute with any Tax Authority and there are no circumstances which may give rise to such an enquiry or dispute;

(f)	the Company has not within the last six years been liable or will in respect of any Transaction occurring on or before Completion become liable to pay any interest, penalty, fine or sum of a similar nature in respect of Taxation nor, in relation to value added tax, has received any penalty liability notice, surcharge liability notice or other written notice or warning under the VATA; and

(g)	the Company has duly submitted all claims and elections which have been assumed to have been made for the purposes of the Accounts.

2.3	The Company has at all times been resident for Tax purposes in the United Kingdom and the Company has not during the past six years paid and is not liable to pay Tax in any other jurisdiction.

2.4	The Company has not within the last six years received any audit, visit or inspection from any Tax Authority and no such audit, visit or inspection to take place on or after Completion has been arranged or requested.

2.5	The amount of Tax chargeable on the Company or subject to withholding or deduction by the Company during any accounting period ending on or within the last six years has not to any material extent depended on any concession, agreement, dispensation or other formal or informal arrangement with any Tax Authority.

2.6	The Company is not liable to be assessed to Tax as agent for, or on account of, or otherwise on behalf of, any other person.

2.7	The Company has not made any claim or application to pay any Tax by instalments or to defer the payment of any Tax.

2.8	The Company is not liable to pay corporation tax by instalments pursuant to Section 59E, TMA, or any regulations made thereunder.

Employee shares

2.9	No shares or securities have been issued by the Company, no options have been granted or issued in respect of such shares or securities, and no shares or securities have been transferred to any employee or former employee of the Company from an employee benefit trust such that the Company will or may be liable to account for income tax under the PAYE system or to collect or pay any national insurance contributions.

VAT

2.10	The Company:

(a)	is registered for the purpose of, and has complied in all respects with, the VATA and is not subject to any conditions imposed or agreed with any Tax Authority; and

(b)	is not, and has not within the last three years been a member of a group for value added tax purposes under Section 43, VATA (groups of companies).

2.11	The Company is not subject to The Value Added Tax (Payments on Account) Order 1993.

2.12	All supplies made by the Company are taxable supplies, and all input tax for which the Company has claimed credit has been paid by the Company, in respect of supplies made to it relating to goods or services used or to be used for the purpose of the business of the Company.

2.13	The Company has not been required to give security under paragraph 4, Schedule 11, VATA (power to require security and production of evidence).

2.14	The Company has not made, nor will prior to Completion make, any election to waive exemption under paragraph 2, Schedule 10, VATA (election to waive exemption).

2.15	The Disclosure Letter contains full details of all assets owned by the Company to which the provisions of Part XV, Value Added Tax Regulations 1995 (the Capital Goods Scheme) may apply, including the date of acquisition, the cost of the asset, the amount of the input tax for which credit has been claimed and the adjustment period relating to that asset.

2.16	The Company has not claimed credit for any input tax where the whole or any part of the consideration for the relevant supply remains outstanding for more than 6 months after the date of the invoice.

Customs duties

2.17	The Company has made all necessary returns in relation to the collection and payment of customs duties, excise duties and other Taxes having an equivalent effect and has provided to any relevant Tax Authority all necessary information, returns and documentation and paid all amounts due in relation to the same and within the prescribed time limits.

2.18	Details of all bonds and guarantees given to any relevant Tax Authority, or of any duty deferment scheme or arrangement taken or claimed, by or in relation to the Company are set out in the Disclosure Letter.

Balance sheet values

2.19	No Liability to Taxation will arise or be incurred on a disposal by the Company of any of its assets for:

(a)	in the case of each asset owned at the Accounts Date, a consideration equal to the value attributed to that asset in preparing the Accounts; and

(b)	in the case of each asset acquired since the Accounts Date, a consideration equal to the consideration given for the acquisition.

2.20	The Company has not at any time in respect of any asset owned at the date hereof made, nor will prior to Completion make, any claim under Sections 152 to 158 (inclusive), TCGA (replacement of business assets) and there is no proposal or plan to make any such claim either in the claims and elections assumed to have been made for the purposes of the Accounts or otherwise.

Close company

2.21	No Liability to Taxation would have arisen at any time since incorporation of the Company were the Company to have been either a close company within the meaning of Section 414, ICTA (close companies) or a close investment holding company for the purposes of Section 13A, ICTA (close investment-holding companies).

2.22	The Company has not at any time made any loan or advance or payment or given any consideration or effected any transaction falling within Sections 419 to 422 (inclusive), ICTA (loans to participators etc).

Group transactions

2.23	Within the last six years the Company has not:

(a)	been a member of a group of companies within the meaning of Section 170 TCGA (groups of companies);

(b)	acquired any asset from any other company which was at the time of acquisition a member of the same group of companies as that of which the Company was also a member; or

(c)	entered into any group payment arrangements in respect of corporation tax pursuant to Section 36, Finance Act 1998 (arrangements with respect to the payment of corporation tax).

2.24	No Liability to Taxation will be suffered by the Company in consequence of Completion or otherwise by virtue either of this Agreement or of the Company ceasing to be a member of a group of companies with any other company.

2.25	The Company has not claimed relief from stamp duty under section 42 Finance Act 1930 or section 76 Finance Act 1986 which is liable to be or could in any circumstances be withdrawn at any time on or after Completion.

2.26	The Company has not made, nor is proposing to make an election under any law whereby a Liability to Taxation that arises primarily upon another person, or by reference to Profits which are not earned, accrued or received by the Company, may fall upon the Company.

Deductible expenses

2.27	The Company has not since the Accounts Date made or provided and is not under any obligation currently or for the future to make any payment of an income or revenue nature which, or to provide a benefit the cost of which, will be prevented from being deductible for Tax purposes, whether as a deduction in computing the profits of a trade or as an expense of management or as a charge on income.

2.28	The accounting treatment adopted by the Company in its accounts in relation to any loan relationship as defined in Section 81, Finance Act 1996 (meaning of “loan relationships” etc.) will be treated as an authorised accounting method for the purposes of Section 85, Finance Act 1996 (authorised accounting methods).

2.29	The Company has not been a party to a loan relationship treated as being for an unallowable purpose within the meaning of Paragraph 13 Schedule 9, Finance Act 1996 (loan relationships for unallowable purposes).

Dividends and distributions

2.30	The Company has not at any time purchased, repaid or redeemed or agreed to purchase, repay or redeem its share capital, or capitalised or agreed to capitalise in the form of redeemable shares or debentures any profits or reserves, or otherwise issued any share capital or other security as paid up otherwise than by the receipt of new consideration within the meaning of Section 254, ICTA (interpretation of Part VI).

2.31	The Company has not at any time been a party to or otherwise involved in any transaction to which Sections 213 to 218 (inclusive), ICTA (exempt distributions etc.) applied.

Inheritance tax and gifts

2.32	No circumstances exist under which any power within Section 212, Inheritance Tax Act 1984 (powers to raise tax) could be exercised in relation to, and there is no Inland Revenue charge (within the meaning of Section 237, Inheritance Tax Act 1984 (imposition of charge)) attaching to, or which may attach to any shares or securities in or over any assets of the Company.

2.33	The Company is not liable and there are no circumstances in existence as a result of which it may become liable to be assessed to Tax as donor or donee of any gift or transfer or transferee of value.

Anti-avoidance

2.34	The Company has not:

(a)	entered into, or been party to, any scheme or arrangement designed for the purpose of avoiding Taxation, such that a Liability to Taxation may arise after Completion as a result of or in consequence of such a scheme or arrangement; or

(b)	acquired or disposed of any asset, or entered into any Transaction whatsoever, otherwise than by way of a bargain at arms length.

2.35	The Company has complied in all respects with the requirements of Schedule 28AA, ICTA (provision not at arms length) and any law made pursuant or with respect thereto. The Company has not entered into or applied for an agreement with the Inland Revenue pursuant to Section 85, Finance Act 1999 (advance pricing agreements).

Liability for tax primarily due from another person

2.36	No Transaction has occurred in consequence of which the Company has or may incur a Liability to Taxation primarily chargeable against some other person (whether by reason of another company being or having been a member of the same group of companies or otherwise).

Capital Allowances

2.37	All expenditure which the Company has incurred or may incur under any subsisting commitment on the provision of machinery or plant or industrial buildings (in each case within the meaning of the CAA) has qualified or will qualify (if not deductible as a trading expense of a trade carried on by the Company) for writing-down allowances under the CAA.

2.38	The value attributed in the Accounts to each asset or pool of assets is such that on a disposal of each such asset or pool of assets on the Accounts Date for a consideration equal to such value or aggregate value no balancing charge would have arisen under any law relating to capital allowances.

2.39	All capital expenditure incurred by the Company on the provision of machinery or plant or industrial buildings (in each case within the meaning of the CAA) since the Accounts Date and all such capital expenditure which may be incurred by the Company under any existing contract has qualified or will be capable of qualifying for capital allowances. Such allowances have been or will be made in taxing the trade of the Company.

2.40	Since the Accounts Date the Company has not done or omitted to do or agreed to do or permitted to be done any act as a result of which the Company could be required to bring a disposal value into account or suffer a balancing charge or be subject to recovery of excess relief or a withdrawal of allowances for the purpose of the CAA.

3.	Warrantors Stamp duty, stamp duty land tax and stamp duty reserve tax

3.1	All documents which are required to be stamped or in respect of which any form of Taxation is due and which are in the possession of the Company, or by virtue of which the Company has any right, have been duly and sufficiently stamped or the Taxation on such documents has been paid, and

3.2	No such document, as referred to in 3.1 above has been executed and retained outside the United Kingdom in circumstances in which a liability to stamp duty or Taxation would arise if such document were to be brought into the United Kingdom.

3.3	No liability to stamp duty land tax has arisen in respect of the Company.

3.4	No transaction has occurred which is a notifiable transaction for the purposes of stamp duty land tax.

3.5	The Company has not self-certified any transaction for the purposes of stamp duty land tax.

Part 3 - Covenants to and from the Purchaser

4.	Covenant for Taxation

4.1	Save as provided at clause 4.6 of this Part 3 below, the Warrantors severally shall pay to the Purchaser an amount equal to fifty one per cent of any Liability to Taxation of the Company:

(a)	arising directly or indirectly from any Transaction effected on or before Completion;

(b)	in respect of, or by reference to, any Profits earned, accrued or received on or before Completion;

(c)	which would not have arisen but for the failure by any person who is or has been a Vendor Associate to discharge a Liability to Taxation which falls upon such Vendor Associate:

(i)	arising directly or indirectly from any Transaction effected or deemed to have been effected at any time by such Vendor Associate; or

(ii)	in respect of any Profits earned, accrued or received at any time by such Vendor Associate,

and none of the limitations on liability or other exclusions provided for by paragraph 6 below or any other provision of this Agreement shall apply to this sub-paragraph;

(d)	which arises on or with respect to any income, emoluments or other payment or sum (whether in cash or in kind) paid or payable at any time, benefits given or to be given at any time or loans or advances made or to be made at any time (or which are deemed for tax purposes to be made) to the Warrantors or any Vendor Associate which are paid, payable, given or made pursuant to an arrangement, event or agreement entered into at or before Completion;

(e)	in respect of unpaid PAYE and National Insurance Contributions for the salary payments from January to November 2004 to the extent that they exceed £1,087,526.70;

(f)	arising in respect of the failure of the Company to receive any payment for any Relevant Claim or Surrender shown as an asset in the Accounts

(g)	together with fifty one per cent of all costs and expenses reasonably and properly incurred by the Purchaser or the Company in connection with any such Liability to Taxation or Claim for Taxation or in bringing any claim or defending successfully any action.

4.2	Where the Warrantors become liable to make any payment under the Covenant for Taxation, the due date for the making of that payment shall be:

(a)	in a case that involves an actual payment of Taxation by the Company, the date that is the last date on which the Company is liable to pay to the appropriate Tax Authority the Taxation in question in order to avoid incurring a liability to interest or penalties or, if later, five days following a written demand from the Purchaser;

(b)	in the case of the loss of any Relief, the date falling five days following the date when the Warrantors have been notified by the Purchaser that the auditors for the time being of the Company have certified, at the request of the Purchaser, that the Warrantors have a liability for a determinable amount in respect of the loss of such Relief under the Covenant for Taxation; or

(c)	in any other case, the date falling five days following the date on which the Warrantors receive a written demand for such amount from the Purchaser.

4.3	In a case of a loss of any Relief, the amount that is to be treated under the Covenant for Taxation as a Liability to Taxation shall:

(a)	be the amount of that Relief, if the Relief that was the subject of the loss was either a deduction from or offset against Taxation or a right to a repayment of Taxation;

(b)	be the amount of Taxation which has been saved in consequence of the setting off where the Relief that was the subject of the loss was a deduction from or offset against gross Profits, and the Relief was the subject of a setting off; and

(c)	in any other case where the Relief that was the subject of the loss was a deduction from or offset against gross Profits, be the amount of Taxation which would, on the basis of the rates of Taxation current at the date of the loss, have been saved but for the loss.

4.4	Subject to paragraph 4.5 if, in respect of or in connection with any Claim, or otherwise in connection with any payment made hereunder, any amount payable to the Purchaser by the Warrantors is subject to Taxation (ignoring the availability of any Relief), the amount to be paid to the Purchaser by the Warrantors shall be increased by such additional amount as will ensure that the net amount received by the Purchaser after such Taxation has been taken into account is equal to the full amount which would be payable to the Purchaser had the amount not been subject to Taxation and the Purchaser shall be entitled to claim any additional amount due hereunder at any time and on any number of occasions at or after the time that the initial Claim is made or is payable and any limitation as to time or quantum contained in this Agreement shall not apply to the claim for any such additional amount.

4.5	In respect of any Taxation which would be assessed on the Purchaser in the United States as a taxable receipt the additional amount payable under paragraph 4.4 shall not exceed the amount which would be payable if the Purchaser were solely resident in the United Kingdom for tax purposes. However, for the avoidance of doubt this paragraph 4.5 shall not limit the liability of the Warrantors to pay any additional amount under 4.4 above in respect of a withholding or deduction imposed by a Tax Authority in the jurisdiction from which the payment is made.

4.6	The Warrantors severally shall pay to the Purchaser the entire amount of any Liability to Taxation arising as a result of the loss of or failure to obtain a Research & Development tax credit for the Company together with all costs and expenses reasonably and properly incurred by the Purchaser or the Company in connection with any such Liability to Taxation or Claim for Taxation or in bringing any claim hereunder or defending successfully any action or in defending successfully any action.

Part 4 - Limitations and general

5.	Limitations on liability

5.1	The liability of the Warrantors under a Tax Claim shall be reduced if and to the extent that the Liability to Taxation shall have been recovered under the Warranties or under any other part of the Covenant for Taxation (and vice versa).

5.2	The Warrantors shall not be liable to the Purchaser for a Tax Claim in respect of any Liability to Taxation:

(a)	to the extent that provision or reserve in respect of that Liability to Taxation was included in the Accounts;

(b)	to the extent that the Liability to Taxation arises or is increased as a result only of:

(i)	any increase in rates of Taxation;

(ii)	any change in law or in the published practice thereof or the amendment or withdrawal of any extra statutory concession;

(iii)	any change in the bases upon which the Accounts of the Company are prepared or any change in accounting practice or principles except in either case in order to comply with generally accepted accounting principles; or

(iv)	any change in the date to which the Company makes up its Accounts,

made in any such case after Completion with retrospective effect.

5.3	The Warrantors shall not be liable to the Purchaser under the Covenant for Taxation in respect of a Liability to Taxation:

(a)	to the extent that such Liability to Taxation is:

(i)	upon income, profits or gains which were actually earned, accrued or received by the Company; or

(ii)	upon any Transaction carried out by the Company,

in each case since the Accounts Date in the ordinary and normal course of the business of the Company provided that any failure to comply with any requirement imposed on it by law shall not for the purposes of this paragraph be within the ordinary and normal course of the business of the Company;

(b)	to the extent that there is available to the Company to relieve or mitigate such Liability to Taxation any Relief which is not a Purchaser’s Relief;

(c)	to the extent that such Liability to Taxation would not have arisen but for a voluntary act or omission carried out or effected by the Company at any time after Completion, other than any act or omission carried out or effected:

(i)	under a legally binding commitment created on or before Completion;

(ii)	in order to comply with any law or in order to comply with generally accepted accounting principles;

(iii)	in the ordinary and normal course of the business carried on by the Company current at the time of Completion; or

(iv)	at the request of or with the consent of the Warrantors;

(d)	to the extent that such Liability to Taxation can be properly and fully discharged out of monies deducted for the purpose from sums payable or paid by the Company;

(e)	to the extent that such Liability to Taxation represents a liability for PAYE or National Insurance Contributions for the salary payments from January to November 2004 of an aggregate amount equal to or less than £1,087,526.70;

(f)	to the extent that such Liability to Taxation arises as a result of a failure or omission by the Company after Completion to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing, the making, giving or doing of which was taken into account in computing the provision for Taxation in the Accounts;

(g)	to the extent that the Liability to Taxation would not have arisen but for a disclaimer of, or revision of a claim for capital or other allowances against Taxation where such revision or disclaimer is caused or made by the Purchaser or the Company after Completion;

(h)	to the extent that the Liability to Taxation arises as a result of the withdrawal on or after the date of this Agreement of any written agreement or administrative arrangement of the Company made with any Tax Authority, whether with or without retrospective effect, save where such withdrawal is made by reference to or in respect of an event or Transaction prior to Completion;

(i)	to the extent that the Liability to Taxation arises as a result of any act, matter or thing which has been done or omitted to be done prior to Completion at the written request of or with the written approval of the Purchaser

(j)	to the extent that the Liability to Taxation is in respect of any income, profits or gains which were actually earned, accrued or received by the Company prior to Completion but were not reflected in the Accounts;

(k)	to the extent that the Liability to Taxation is a contingent liability, unless and until such contingent liability becomes an actual liability and is discharged

5.4	Save for the limitations listed below, none of the limitations on liability or other exclusions provided for by this paragraph 5 or any other provision of this Agreement shall apply where the Company, or any director thereof, is guilty of fraudulent conduct in relation to the Liability to Taxation concerned, or where the facts or circumstances giving rise to such Liability to Taxation constituted a breach of any of the Warranties contained in this Agreement and the Warrantors (or any of them) knowing of the same to be in breach failed to make full and fair disclosure thereof in the Disclosure Letter.

The limitations which are not excluded under this paragraph 5.4 are: 5.2(a), 5.2(b)(ii), 5.3(a), 5.3(d), 5.3(e) and 5.3(h).

5.5	The provisions of paragraphs 1, 2, 3, 5, 6, 8, 9, 10, 11, 15, 16, 17, and 18 of Schedule 4 of this Agreement shall apply for the purposes of this Schedule 5 to the extent provided therein.

6.	Repayment

If the Warrantors shall make any payment to the Purchaser in relation to any Tax Claim and the Purchaser or the Company subsequently receives from any Tax Authority or any person any amount referable to the subject matter of that Tax Claim, the Purchaser shall, once it or the Company has received such amount, repay (after deducting the costs and expenses of the Purchaser or the Group Company incurred in recovering such amount and any Taxation payable on it or on any interest) to the Warrantors’ Representative either:

(a)	a sum equal to such amount; or

(b)	if lesser a sum equal to the Tax Claim paid by the Warrantors to the Purchaser,

together with any interest paid to the Purchaser or the Company in respect of such sum.

7.	Over-provision and Reliefs

7.1	If the auditors for the time being of the Company shall certify (at the request and expense of the Warrantors’ Representative) that any provision for Taxation in the Accounts (excluding any provision for deferred taxation) has proved to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with paragraph 7.3 below.

7.2	If the auditors for the time being of the Company shall certify (at the request and expense of the Warrantors’ Representative) that any Liability to Taxation which has resulted in a payment having been made or becoming due from the Warrantors under a Tax Claim will give rise to a Relief for the Company (other than a Purchaser’s Relief) which would not otherwise have arisen, then as and when such Relief reduces a liability to make an actual payment of Tax (other than a liability for which the Purchaser would be entitled to bring a Tax Claim), the amount of that reduction shall be dealt with in accordance with paragraph 7.3 below.

7.3	For the purposes of paragraph 7.2 a loss which becomes available or is reinstated because a research and development tax credit has been withdrawn or refused by a Tax Authority (provided that in respect of such withdrawal or refusal a payment has been made by the Warrantors to the Purchaser under a Tax Claim) shall be deemed to be a Relief to the extent to which it becomes available or is reinstated, and such Relief shall be treated as reducing a liability to make an actual payment of tax before other losses carried forward.

7.4	Where it is provided under paragraphs 7.1 or 7.2 that any amount (the “relevant amount”) is to be dealt with in accordance with this sub-clause:

(a)	the relevant amount shall first be set-off against any payment then due from the Warrantors a Tax Claim;

(b)	to the extent that there is an excess, a refund shall be made to the Warrantors of any previous payment made by the Warrantors under a Tax Claim (to the extent not previously refunded under this paragraph 8) up to the amount of such excess; and

7.5	to the extent that the excess referred to in paragraph 7.3(b) above is not exhausted under that paragraph, the remainder of the excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under a Tax Claim. Where any certification referred to in paragraphs 7.1 or 7.2 has been made, the Warrantors’ Representative or the Purchaser or the Company may request the auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether the certified amount should be amended.

7.6	If the auditors certify under paragraph 7.4 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 8.3 as the relevant amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required shall be made as soon as practicable by the Warrantors’ Representative or (as the case may be) to the Vendor to give effect to the revised certification.

8.	Claims Procedure

8.1	Upon the Purchaser or the Company becoming aware of a Claim for Taxation which may result in a Tax Claim the Purchaser shall:

(a)	as soon as reasonably practicable and in any event within 21 days (but not as a condition precedent to the making of a Tax Claim) give written notice of that Claim for Taxation to the Vendor or, as the case may be, shall procure that the Company forthwith give written notice of that Claim for Taxation to the Warrantors’ Representative,

(b)	subject always to the terms of this paragraph 8 and the Warrantors agreeing to indemnify and secure the Purchaser and/or the Company to its reasonable satisfaction against fifty one per cent of all losses, costs, damages and expenses, including interest on overdue Tax, which may be incurred, further procure that the Company take such action and give such information and assistance in connection with the affairs of the Company as the Warrantors’ Representative may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Claim for Taxation; and

(c)	procure that the Warrantors’ Representative is promptly provided with copies of any correspondence with the Tax Authority.

8.2	The Purchaser shall not be obliged to procure that the Company appeals against any tax assessment if, the Warrantors’ Representative having been given written notice of the receipt of that Claim for Taxation in accordance with paragraph 9.1 above, the Company has not within 21 days (or, if there is a statutory time limit of not more than 30 days, within 14 days) thereafter received instructions in writing from the Warrantors’ Representative, in accordance with the preceding provisions of this paragraph 8, to make that appeal.

8.3	The Purchaser shall not be obliged to procure that the Company take any action under paragraph 9.1 above which involves contesting any matter with any Tax Authority (excluding the authority or body demanding the Tax in question) or any court or tribunal unless the Warrantors’ Representative furnishes the Company with the written opinion of leading tax counsel to the effect that the appeal in question will, on the balance of probabilities, succeed. Such tax counsel shall be instructed by the Vendor and at the Warrantors’ expense but the Warrantors’ Representative shall promptly provide the Purchaser with a copy of such instructions and give the Purchaser or its representative a reasonable opportunity to attend any conference with Counsel.

8.4	The Purchaser shall not be required to take any action or procure that the Company take any action under this paragraph 8 if it reasonably determines that such action would have a materially adverse effect on the amount of tax payable by the Purchaser or the Company in respect of a period after Completion.

9.	Tax Returns

9.1	The Warrantors or their duly authorised agent shall at the Company’s sole expense prepare all documentation and deal with all matters (including correspondence) relating to the tax returns of the Company for all accounting periods ended on or prior to the Accounts Date and the Vendor shall provide the Purchaser with all relevant information and documentation and copies of any correspondence relating to such tax returns prior to their submission and copies of any correspondence from the Inland Revenue. The Vendor shall give the Purchaser a reasonable opportunity to comment on such information and documentation also such correspondence prior to submission and shall take account of the Purchaser’s reasonable comments. The Purchaser shall upon reasonable notice (having regard to the circumstances) being given by the Vendor procure that the Company shall afford such access to its books, accounts and records and personnel as is necessary and reasonable to enable the Warrantors’ Representative or the above duly authorised agent to prepare those tax returns and conduct matters relating thereto in accordance with the Warrantors’ rights under this paragraph 9.

9.2	The provisions of paragraph 9.1 shall be without prejudice to the rights of the Company in relation to any audit or any enquiry resulting therefrom and if the Purchaser shall at any time become aware of a Claim for Taxation which may result in a Tax Claim, the Purchaser may at any time thereafter by notice in writing to the Vendor require that the provisions of paragraph 9.1 shall lapse, in which case the provisions of paragraph 8 (Claims Procedure) shall come into operation in accordance with its terms.

10.	Covenant to Warrantors

10.1	The Purchaser shall pay to the Warrantors an amount equal to:

(a)	Any amount of corporation tax to which the Warrantors are assessed and charged under section 767AA ICTA which is primarily chargeable on the Company (including any interest thereon, save for interest which accrues as a result of any delay by the Warrantors);

(b)	All reasonable costs and expenses of the Warrantors in dealing with the assessment in (a) above and charge in making or enforcing a claim under this paragraph 10.1 against the Purchaser unless the Warrantors are liable to pay to the Purchaser under paragraph 4 an amount in respect of that corporation tax.

10.2	If the Purchaser is liable to pay to the Warrantors an amount in respect of that corporation tax, the payment of that corporation tax by the Purchaser to the Inland Revenue shall discharge its liability in respect thereof under paragraph 10.1.

10.3	The liability of the Purchaser under paragraph 10.1 shall be discharged to the extent that the Warrantors recover any amount in respect of the corporation tax under section 767B(2) ICTA and the Warrantors shall not seek to enforce any liability against the Company under section 767B(2) ICTA to the extent that the Warrantors recover an amount under paragraph 10.1 of this schedule 5.

10.4	The provisions of paragraphs 5 (Limitations), 6 (Repayments) and 9 (Claims Procedure) shall apply to this covenant as if references to the “Purchaser” were to the Warrantors” (and vice versa), references to the “the Company” were also to the “Warrantors” and references to “Covenant for Taxation” were to the “covenant under paragraph 10.

Schedule 6

(Completion requirements)

The Vendors shall deliver to the Purchaser at Completion:

1.	stock transfer forms, duly completed and executed by the registered holders, in favour of the Purchaser (or as it may direct) in respect of the Shares together with the relevant share certificates;

2.	letters of non-crystallisation in the agreed form dated not earlier than the second Business Day immediately preceding Completion from the holders of all outstanding floating charges given by the Company;

3.	the certificate of incorporation, any certificates of incorporation on change of name or re-registration, the statutory books written up to date, share certificate books, minute books, all unused cheque books and the common seal of the Company;

4.	letters of resignation in the agreed form from each of Paul Ryder, Julian Lovelock and Colin Fisher as directors and (in the case of Paul Ryder) as the company secretary of the Company;

5.	a statement of all overdraft and credit balances from the Company’s bankers and other lenders as at the close of business on the day preceding Completion, together with a reconciliation statement;

6.	evidence that the Vendors have repaid all monies then owing by them to the Company whether due and payable or not;

7.	the Intellectual Property Assignments duly executed;

8.	the Deed of Termination duly executed;

9.	the Disclosure Letter duly signed;

10.	the Deeds of Amendment duly executed by all parties thereto;

11.	copies of any powers of attorney under which this Agreement is executed;

12.	minutes in the agreed form of a duly held meeting of the board of directors of the Company at which, amongst other things:

(a)	the stock transfer forms referred to in (1) above are approved and (subject to them being appropriately stamped) registered in the Company’s books;

(b)	each resigning director and the secretary of the Company ceases to be an officer with immediate effect;

(c)	Ben Barnes, Yves Audebert and Ragu Bhargava are appointed as directors and Mr Bhargava as secretary of the Company;

(d)	the Deeds of Amendment are approved;

(e)	the Deed of Termination is approved;

(f)	the accounting reference date of the Company is changed to such date as the Purchaser may require;

(g)	the mandates given by the Company to its bankers are revoked or revised as the Purchaser may require; and

(h)	the execution and completion of the other documents to be entered into by the Company under this Agreement is approved as appropriate.

Schedule 7

Part 1

Purchaser’s Warranties

1.	Organisation

The Purchaser is a corporation duly organised, validly existing and in good standing under the laws of the State of Delaware, USA and has all the requisite power and authority and all governmental licenses, permits authorisations, consents and approvals required to own, lease or otherwise hold and operate its properties and assets and to carry on its business as now being conducted. The Purchaser is qualified to do business and is in good standing as a foreign corporation in each jurisdiction (domestic or foreign) where such qualification is required, except for such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business of the Purchaser taken as a whole.

2.	Authority Relative to this Agreement

The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorised by the board of directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorise this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorisation, execution and delivery by each of the Vendors, constitutes a valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.	No Violations, Etc.

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Purchaser with all of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, bylaws or other charter documents of the Purchaser, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or by which of any its properties or assets may be bound, (iii) require any filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body, agency or authority (other than any of the foregoing made, issued or given) or (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or other instrument or obligation to which the Purchaser is a party or by which any of its properties or assets may be bound.

4.	Capitalisation

The authorised capital stock of the Purchaser consists of 75,000,000 shares of Common Stock, of which there were 42,636,155 shares issued and outstanding as of 30 November, 2004, and 10,000,000 shares of Preferred Stock, no shares of which were issued or outstanding as of the date of this Agreement. All outstanding shares of Common Stock have been duly authorised and validly issued and are fully paid and non-assessable. The Consideration Shares, when issued in accordance with the Agreement, will be duly authorised, validly issued, fully paid and non-assessable and will be free and clear of encumbrances or liens of any kind, other than restrictions imposed under the Securities Act.

5.	SEC Documents

The Purchaser has filed in a timely manner all documents that it was required to file with the Securities and Exchange Commission (“SEC”) under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and all rules and regulations thereunder, since December 31, 2002, the date on which the Purchaser became subject to such reporting requirements. As of their respective filing dates, all documents filed by the Purchaser with the SEC (the “SEC Documents”) complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act of 1933 (the “Securities Act”), as applicable, and all rules and regulations thereunder. None of the SEC Documents contained, as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Purchaser included in the SEC Documents (the “Purchaser Financial Statements”) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Purchaser Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), consistently applied and fairly present the consolidated financial position of the Purchaser and its subsidiaries at the dates thereof and the results of operations and cash flows of the Purchaser and its subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal adjustments).

6.	Absence of Undisclosed Liabilities

Except as set forth in the Purchaser Disclosure Schedule, neither the Purchaser nor any of its subsidiaries has any material liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities disclosed in the Purchaser Financial Statements and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since September 30, 2004 (the “Purchaser Balance Sheet Date”) in the ordinary course of business consistent with past practice, and (iii) liabilities arising under this Agreement.

7.	Regulation S

The offer and sale of the Consideration Shares to the Vendors as contemplated hereby is exempt from the registration requirements of the Securities Act; provided, that by signing below, each Vendor acknowledges that this warranty is based in part on the warranties made by each Vendor in Schedule 3.

8.	Compliance with Laws

The Purchaser is in compliance with and has not been charged with or given written notice of any violation of any applicable laws, except for failures to comply or violations that would not have, either individually or in the aggregate, a material adverse affect on the Purchaser or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

9.	Litigation

There are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened against the Purchaser that would, either individually or in the aggregate, have a material adverse effect on the Purchaser, nor is there any judgment outstanding against the Purchaser that would have a material adverse affect on the Purchaser or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement. There is no action, suit, claim, proceeding or investigation by the Purchaser currently pending or that the Purchaser currently intends to initiate.

10.	Absence of Certain Changes

Except as disclosed in the SEC Documents, since December 31, 2002 to the date of this Agreement the business of the Purchaser has been conducted in the ordinary course and during such period there has not been any event, effect or development that has had individually or in the aggregate a material adverse affect on the Purchaser or would materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

11.	Intellectual Property

Except as disclosed in the SEC Documents, no claims are pending or, to the knowledge of the Purchaser threatened, that the Purchaser is infringing or otherwise adversely affecting the rights of any third party intellectual property rights.

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Director

Director[/Secretary]